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Exhibit 10.99

MASTER REAL ESTATE TRANSFER, FRANCHISE AND LEASE AGREEMENT

        This Real Estate Transfer and Franchise Agreement made and entered into this            day of                        , 2003 by and between the City of LaGrange, Missouri, a municipal corporation, (hereinafter individually referred to as "City" or "Landlord"), and Mark Twain Casino, LLC., a Missouri Limited Liability Corporation (hereinafter referred to as "Franchisee", or "Tenant" or "Purchaser."

        WHEREAS, the qualified voters of LaGrange, Missouri, did on June 21, 1994, under and pursuant to RSMo. 572.100 Sections (6) and (10), by a majority of votes cast on the question, authorize the licensing of excursion gambling boats in LaGrange, Missouri; and,

        WHEREAS, LaGrange, Missouri, has the legal authority to allow the licensing of excursion gambling boats and/or dockside barge casinos in the City; and,

        WHEREAS, the City desires to license the Franchisee to operate a dockside barge or fixed base river gambling operation to the extent allowed by the Missouri Gaming Commission in the City; and

        WHEREAS, Landlord desires to transfer certain real estate to Franchisee and Franchisee desires to acquire the real estate from Landlord; and,

        WHEREAS, Franchisee desires to construct and operate casino support, and parking facilities for riverboat gaming; and,

        WHEREAS, the parties desire to combine their previous Agreement dated May 8, 1995 and amendments thereto dated May 14, 1997, March 29, 1999, September 14, 2000, November 13, 2000, December 11, 2000, and April 2, 2001 into one document, setting forth their combined rights and obligations relating to the premises, casino support facilities, and gaming facilities; and

        NOW, THEREFORE, IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS OF THE PARTIES CONTAINED IN THIS AGREEMENT, INCLUDING THE PAYMENT OF RENT, AND IN CONSIDERATION OF THAT SET FORTH HEREIN, (WHICH ARE INCORPORATED BY REFERENCE IN THIS AGREEMENT), INTENDING TO BE LEGALLY BOUND AND FOR THE CAUSE EXPRESSED HEREIN, LANDLORD AND FRANCHISEE AGREE AS FOLLOWS:

1.0    Agreement Of Premises And License Of Gaming Operation

        1.1.1    Premises Sale.    Franchisee shall purchase from the City of LaGrange the real estate described on Exhibit "A", attached hereto and incorporated herein, for $30,000.00, by December 17, 1999.

        Franchisee shall be required to supply, by reimbursement, at the written notice of Landlord, all funds for obtaining any additional land other than that on Exhibit "A" required for the operation of Franchisee, whether acquired by the City of LaGrange, the LaGrange industrial development Authority, or such other entity as may be created by the City of LaGrange to hold title to any land to be leased to Franchisee. Franchisee shall also pay all costs of acquisition, including attorney fees, for any such land. Landlord shall notify Franchisee in writing of the costs to acquire any additional land and Franchisee shall within thirty (30) days advise landlord of Franchisee's intent to acquire or not acquire the additional land.

        If permissible, any acquired land shall be added to exhibit "A", and be conveyed to Franchisee for $1.00 plus payment of all costs of acquisition as set forth hereinabove at Franchisee's option. Franchisee shall also have the option to purchase, at its sole election, for $1.00 plus the costs of acquisition as set forth above herein if not previously paid by Franchisee, and receive a right of first refusal upon the future purchase of said land. If such procedure is not allowable under Missouri Law, then such land shall be leased to Franchisee for the sum of One Dollar ($1.00) per year, and the payment of Rent as set forth in Section 6, with Franchisee to have an option to purchase such lands if the City of LaGrange obtains the legal right to sell same, with Franchisee to bear all burdens of ownership of such land. Landlord shall notify Franchisee in writing that Landlord has the right to transfer the fee title in such land, within thirty (30) days of the date the City determines that it has the right to transfer fee title to said land.

        In the event Franchisee wishes to sell all or a part of the entire Casino operation, the parties agree that the City shall be given the first option to purchase the land described in exhibit A for $30,000.00. In the event that only a portion of the land is being sold, the parties shall pro-rate the sales price according to the percentage of land being sold compared to the whole. In the event the Franchisee sells the subject property as part of a transfer of its entire casino operation or in the event the Franchisee assigns the subject real property as part of a transfer and assignment of its entire casino operation to another entity in which the Franchisee has an ownership interest, then the City shall not exercise any right to repurchase the subject property. The re-purchase option shall run with the land to the Franchisee's successors and assigns. The parties agree that a memorandum of the option may be recorded in the Lewis County, Missouri land records.

        1.1.2    Premises Lease.    Franchisee shall lease from the City of LaGrange the real estate described on exhibit "B", attached hereto and incorporated herein, and any real estate described in exhibit "A" which Landlord can not transfer in fee to Franchisee. Franchisee agrees to pre-pay annual rent of One Thousand Two Hundred dollars ($1,200.00) per year for Tract 1 of exhibit B, and the parties agree that the consideration and rent for Tract 2 of exhibit B shall be a portion of the Thirty Thousand dollars ($30,000.00) cash paid for the multiple land transfers from the City to Franchisee and Franchisee's construction and development of an asphalt surface street from the intersection of Third Street and Polk Street to State Route B, as evidenced in the parties' Agreement for Land Transfer and Street Construction dated December 13, 1999, a copy of which is attached hereto as Exhibit C. Tenant shall not erect structures or buildings upon the premises. Franchisee shall pay all costs of acquisition and development of said real estate leases.

        The lease shall commence December 13, 1999 through July 25, 2001, and then renew for ten (10) years commencing July 25, 2001. Franchisee shall have the first option to renew this lease for the real estate described in exhibit B provided Franchisee gives to the City sixty (60) days written notice of its intent to renew the lease, which may be renewed for four (4) successive periods of five (5) years each. The City shall have the right to terminate the lease in the event of a breach of the same by the Franchisee and the City shall also have the right to refuse to renew the lease at the end of its term in the event of the Franchisee's breach of the same, after the city has given ninety (90) days written notice to the Franchisee of said breach and the Franchisee has failed to remedy or remove said monetary breach within ten (10) days thereafter.

        Tenant shall be allowed to park moveable objects on the premises, to the extent allowed by City law. Tenant shall maintain the premises in a neat and orderly fashion, including control of weeds and brush. No garbage, trash, refuge, furniture or discarded items shall be placed on the property. No animals shall be kept in or upon the premises. Tenant promises not to sublet the premises to any other person or entity without first obtaining the City's express written consent, which the City may withhold for any reason. Tenant shall have the right to assign its interest in the subject lease to any lender or creditor of Tenant or to any entity in which Tenant has any interest without the prior consent, either written or oral, of the City. Tenant promises to obtain and maintain liability insurance as a rider on its business liability insurance for the property for the duration of the lease, and to supply the City with a copy of said insurance policy and coverage. Tenant shall indemnify the City against all liabilities, damages and other expenses which may be imposed upon, incurred by or asserted against the city by reason of Tenant's failure to perform or comply with any covenant required to be performed or complied with by Tenant under this lease, or any injury to person or damage to property sustained or occurring on the premises on account of or based upon the act, omission, fault, negligence or misconduct of any person whomsoever other than the City, or its employees. Tenant agrees to comply with the FEMA and SEMA flood buy-out property transfer restrictions, concerning the use and development of this property, so as not to jeopardize or nullify the City's title to the property.

Franchisee shall have an option to purchase such lands if the City of LaGrange obtains the legal right to sell the same. Franchisee shall bear all burdens of ownership of such leased Premises. Landlord shall notify Franchisee in writing that Landlord has the right to transfer the fee title in the leased land, within thirty (30) days of the date the City determines that it has the right to transfer fee title to said land. The City's waiver of one breach of any term, condition, covenant, or obligation in this lease shall not be considered to be a waiver of any other term, covenant, condition, or obligation or a waiver of any subsequent breaches thereof. In the event this lease is unenforceable or terminated by a court of law, then the rent pre-paid shall be prorated for Tract 1 of exhibit B for the amount of the term actually used, and no proration of rent shall be provided for Tract 2 of exhibit B, and the lease shall be null and void and of no further effect.

        The parties acknowledge the recording of a Memorandum of Lease, dated September 11, 2000, and recorded September 29, 2000 in Book 436 at Page 106 of the Lewis County, Missouri land records, and that such recording shall refer forward to this mater compilation of prior agreements, concerning said lease.

        1.2    Gaming Franchise.    The City of LaGrange, in the County of Lewis, State of Missouri, grants to Franchisee a franchise of scope and description as follows:

          1.2.1   The exclusive right to operate a riverboat gaming operation within the confines of the City of LaGrange including the operation of a casino upon such facility pursuant to the laws of the State of Missouri, and all associated operations, including restaurants, souvenir shops, liquor by the drink operations, package liquor store, and any other lawful activity.

          1.2.2.   The franchise is exclusive only as to the riverboat gaming/casino operation/dockside barge casino operation. Franchisee is required to comply with all applicable, local, state and general laws and regulations both for the gaming operation and all associated operations. The City agrees not to grant any riverboat gaming license/franchise to any other party through December 31, 2001, provided Franchisee's gaming license application is till pending with the Missouri Gaming Commission. While such application is still pending, the exclusivity of the franchise to the Franchisee shall apply if the gaming license is granted on the terms and conditions set forth in the May 12, 1995 agreement and this extension thereto, but if Franchisee does not Commence Gaming Operations by the end of December 31, 2001, then the May 12, 1995 Agreement and the exclusivity provisions shall be void at the end of December 31, 2001.

        1.3    Limitation of Franchise.    No privilege or exemption is granted or conferred by the Agreement except those specifically prescribed in this ordinance. Any privilege claimed under the Agreement by Franchisee in any street, alley, or other public place shall be subordinate to any lawful occupancy of any such street, alley, or other public place by grantor or by any other public agency, and to prior lawful occupancy of any such street, alley, or other public place by any other entity or person.

2.0    General Definitions

        The following alphabetized general definitions shall apply throughout the Agreement, in addition to other definitions appearing at other locations in this Agreement.

        2.1   "Accounting Principles"—means the standard accounting principles and practices promulgated from time to time by Franchisee, with Landlord approval, in accordance with generally accepted accounting principles as defined by the American Institute of Certified Public Accountants (the "AICPA") and the Financial Accounting Standards Board ("FASB"); provided, however, that Accounting Principles shall comply in all respects and adopt all rules, regulations and requirements of the State of Missouri and the State Gaming Commission related to accounting principles for the determination of taxable revenue and income of the Gaming Facility and any operations related hereto.

        2.2   "Adjusted Gross Revenues"—The term "Adjusted Gross Revenues" shall be defined by the then applicable regulations of the Missouri Gaming Commission, provided Franchisee is operating a gaming facility within the City of LaGrange. For purposes of Section 5.3 said term shall be defined as Gross Revenues less the following revenues actually received by Franchisee and included in Gross Revenues:

(a) any gratuities or service charges added to a customer's bill; (b) any credits or refunds made to customers, guests or patrons; (c) any sums and credits received by Franchisee for lost or damaged merchandise; (d) any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges, or miscellaneous taxes on gaming by any entity not herein included; (e) any proceeds from the sale or other disposition or furnishings and equipment or other capital assets; (f) any fire and extended coverage insurance proceeds; (g) any condemnation awards; (h) any proceeds of financing or refinancing; and (i) any interest received on bank account(s).

        2.3   "Agreement"—The terms "Agreement", "Lease Agreement" and "Lease", mean this franchise/lease/contract for the Premises described and the exclusive right to operate a gaming operation on the Premises as defined in Section 26, Casino Development Restriction on Third Parties.

        2.4   "Casino Support Facilities"—shall mean, among other items specified in Franchisee's Preliminary Site Plan, the following:

          a.     Parking Area on realty listed on Exhibit B;

          b.     Pedestrian Access from the parking area, across the railroad tracks to land based buildings between; tracks and riverbank, listed in Exhibit A;

          c.     Vehicular Access to the area listed in Exhibit A; and

          d.     A land based support building to be located on the Premises.

        2.5   "City as Landlord"—means the City of LaGrange Missouri, acting through its appropriate representatives to carry out the terms of this Agreement.

        2.6   "City as Municipality"—means the City of LaGrange, Missouri, acting through its appropriate representatives as a governing municipality.

        2.7   "Commence Development"—The terms "Commence Development", Commencement of Development" and terms of like import mean and refer to (a) Franchisee's commencement of construction of structures on the Premises; or (b) the commencement of grading, excavation, earthmoving, installation of permanent utility connections, or other site work on the Premises for the Casino Support Facilities.

        2.8   "Commencement of Gaming Operations Date"—means "July 25, 2001", the first date on which the Gaming Facility was open to the Public and commenced doing business.

        2.9   "Completion of Development"—The terms "Complete Development", Completion of Development", "Completion", "Complete", "Complete the Casino Support Facilities", and terms of like import mean and refer to the occurrence of all of the following: Franchisee shall, in good faith, have taken essential steps toward the completion of construction of the Casino Support facilities free of (or shall have bonded against) Prohibited Liens; Franchisee shall have obtained a permanent or temporary certificate of occupancy for the use of the Casino Support Facilities and all public areas, mechanical space, and other service areas; Franchisee shall be in full compliance with all of the terms and conditions of this Agreement; and Franchisee shall have commenced gaming operations according to the provisions of Section 5, Development and Construction of Gaming Facilities and Casino Support Facilities.

        2.10    "Completion Date"—means the first business day on which any Casino Support Facility is open to the public and commences doing business. The term "Business Day", wherever used in this Agreement, means any weekday on which the City of LaGrange is generally open for the conduct of government business.

        2.11    "Condemnation"—means any taking of the Premises or any part of those premises by condemnation or by exercise of any right of eminent domain, or any similar proceeding or act of any government.

        2.12    "Construction Commencement Date"—means the date when Franchisee has Commenced Development.

        2.13    "Consumer Price Index"—means the Consumer Price Index for the St. Louis Metropolitan Area published by the Bureau of Labor Statistics of the United States Department of Labor, United States City Average, all items (1982 - 1984 = 100). If such index is no longer published, the Franchisee and Landlord shall agree to a successor or replacement index of substantially equivalent reliability and objectivity. The Consumer Price Index in effect for any given date shall be deemed to refer to the Consumer Price Index last published before such date.

        2.14    "Default"—means any Monetary Default or Non-Monetary Default. Each and every covenant of Franchisee under this Agreement, if not performed by Franchisee, shall give rise to a Default to which Franchisee shall have the cure rights provided for in the Agreement.

        2.15    "Dockside Barge Casino"—means a stationary gaming boat facility.

        2.16    "Equipment Liens"—means purchase-money security interests, financing leases, and similar arrangements (including the corresponding UCC-1 financing statements) relating to Franchisee's acquisition or financing of personal property used in connection with the operation of the Casino Support Facilities that are leased, purchased pursuant to conditional sale or installment sale arrangements, or used under licenses, such as furniture, fixtures and equipment, telephone, telecommunications and facsimile transmission equipment, point of sale equipment, televisions, radios, and computer systems, provided that each Equipment Lien encumbers or otherwise relates to only the property financed or otherwise provided by the secured party under such Equipment Lien. The lessor, seller, or other secured party under an Equipment Lien may be a Franchisee or a subsidiary.

        2.17    "Fee Estate"—means Landlord's fee estate in the Premises, or any part of Premises, or any direct or indirect interest in such fee estate. The Fee Estate is subject to this Agreement.

        2.18    "Fiscal Year"—means Franchisee's actual fiscal year which shall be a calendar year.

        2.19    "Franchisee"—means Mark Twain Casino, LLC., a Missouri limited liability corporation, or a successor by merger or otherwise to all of the business and assets of any of the foregoing, including the franchise and real estate interests created under this Agreement.

        2.20    "Gaming Facility" or "Gaming Facilities"—means any Riverboat Casino, Dockside Barge Casino, or any other structure or Facility which houses a gaming operation subject to licensing under applicable Missouri Law.

        2.21    "Gaming License"—means any license or licenses required by the State of Missouri to operate a Gaming Facility.

        2.22    "Gross Revenues"—means all revenues of any nature derived directly or indirectly from the Casino Support Facilities and the Gaming Facilities including Net Gaming Proceeds, food and beverage sales and other income.

        2.23    "Hold Harmless"—Wherever this Agreement provides that a party shall Hold Harmless another from or against a particular matter, such term means that the party shall Hold Harmless the other party (and its partners, officers, directors, members, agents and all employees or their equivalent) harmless from and against any and all losses, costs, claims, liability, penalties, judgments, damages or other injury, detriment, or expense (including reasonable attorneys' fees, court costs, interest and penalties) reasonably incurred or suffered by the other party (and its partners, officers, directors, members, agents and employees or their equivalent) on account of the matter that is the subject of Section 12, Franchisee's Obligation to Hold Harmless; Liability of Landlord.

        2.24    "Landlord"—The term "Landlord", as it applies to covenants or obligations of Landlord, shall refer to the Landlord named in the opening paragraph of this Agreement.

        2.25    "Leasehold Estate"—means Franchisee's leasehold estate arising under this Agreement, upon and subject to all the terms and conditions of this Agreement, or any part of such leasehold estate or any direct or indirect interest in such leasehold estate.

        2.26    "Mandated Alteration"—refers to any repairs or alterations mandated by Laws imposed, increased or otherwise rendered more burdensome after the Signing Date, including retrofitting and structural alterations, whether or not such Laws could reasonably have been foreseen at the Signing Date.

        2.27    "Monetary Default"—means any failure by Franchisee to pay any Rent or other sum(s) of money payable pursuant to this Agreement when and as required to be paid by this Agreement.

        2.28    "Month"—means a calendar month.

        2.29    "Net Gaming Proceeds"—means the gross receipts from licensed gambling games and devices, less uncollected checks, less winnings paid to wagerers.

        2.30    "Non-Monetary Default"—means any failure by Franchisee to perform as required by this Agreement, other than a Monetary Default.

        2.31    "Notice"—means any notice, demand, request, election, designation or consent, including any of the foregoing relating to a Default or alleged Default, that is permitted, required or desired to be given by either party in connection with this Agreement. Notice shall be delivered and shall become effective only in accordance with the "Notices" Section of this Agreement.

        2.32    "Notice of Default"—means any written Notice from one party to the other claiming or giving Notice of a Default or alleged Default by the recipient.

        2.33    "Preliminary Site Plan"—means the initial plan which sets forth the limits of the Project and contains: the building and boat locations, size and descriptions; ingress and egress; loading areas; improvements; parking; landscaping; signage; sidewalks; curbing; utilities; and adjoining streets; including elevations showing the exterior features and designs of all the boats, buildings, structure, and improvements which are to be a part of the Project.

        2.34    "Premises"—means the areas described in Exhibits A and B, and all improvements thereon.

        2.35    "Prime Rate"—means the prime rate or equivalent "base" or "reference" rate for corporate loans: (a) announced from time to time by Citibank, N.A., New York, New York, or (b) if such rate is no longer so published or announced, then a reasonably equivalent rate generally recognized as the New York Prime Rate, as such term is commonly understood, or as may be mutually agreed by Franchisee and Landlord.

        2.36    "Prohibited Liens"—means any mechanic's, vendor's, laborer's or material supplier's statutory lien or other similar lien arising by reason of work, labor, services, equipment, or materials supplied, or claimed to have been supplied, to Franchisee, which lien either: (a) is filed against the Fee Estate or (b) is filed against the Leasehold Estate and, upon termination of this Agreement, would under the law of the State attach to the Fee Estate. Notwithstanding anything to the contrary in this Agreement, an Equipment Lien shall not constitute a Prohibited Lien and nothing in this Agreement shall prohibit Franchisee from creating, or require Franchisee to remove, any Equipment Lien.

        2.37    "Project"—means the enterprise to be operated by the Franchisee pursuant to this Agreement consisting of those developments described in this Agreement and the Preliminary Site Plan.

        2.38    "Project Improvements"—means all improvements that are to be made at Franchisee's expense, including all Casino Support Facilities.

        2.39    "Franchise Fee"—shall mean:

          a.     Base Rent and/or Per Customer Rent—Franchisee's payment of annual net gaming proceeds and per customer fee as set forth specifically and in effect, per Missouri Statute and/or regulation, which funds, or portion thereof, are paid or accrued by the State to the Landlord, except rents as provided in Section 5.3, Failure to Operate a Riverboat Casino or a Dockside Barge Casino; or,

          b.     Minimum Rent—Said amounts payable to Landlord by Franchisee and the State of Missouri shall not be less the ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) for the Base Rent and the per customer rent combined in effect for the fiscal year in any term. Beginning with the commencement of the First Renewal Term, Franchisee's obligation to pay the minimum rent shall be adjusted annually by any upward change in the Consumer Price Index (CPI) in effect at the beginning of the 1996 fiscal year and increasing according to any increase in the CIP in effect at the beginning of each Fiscal Year during each of the Renewal Terms. Such price adjustment shall occur only once, at the beginning of each Renewal Term, based upon said differential in the CIP. Minimum rent applies only so long as Franchisee is conducting gaming operations. The base amount $100,000.00 shall be prorated based on the actual allowable days of operation for any year in which gaming is not conducted for the full fiscal year.

          c.     Alternative Minimum Rent—Rent as hereinabove set out shall be reduced and Franchisee shall pay a minimum of TEN THOUSAND DOLLARS ($10,000.00) per calendar year as rent, beginning in 1996, and increasing to TWENTY THOUSAND DOLLARS ($20,000.00) in calendar year 2000 and thereafter as set out further in Section 6.2.

        2.40    "Riverboat Casino"—means an excursion gambling boat, as defined by Missouri law.

        2.41    "Signing Date"—means the date this Agreement is signed by all parties.

        2.42    "Sublease"—means any sublease of the Premises of any part of the Premises, or any other agreement or arrangement (including a license agreement) made by Franchisee grating any third party the right to occupy, use or possess any portion of the Premises. The term "Sublease" includes a "Management Agreement" or similar agreement and any concessionaire and license agreements that Franchisee elects to treat as Subleases.

        2.43    "Substantial Condemnation"—means any Condemnation that, in Franchisee's judgment, renders the remaining portion of the Casino Support Facilities unusable for their original purpose. Franchisee may waive its right to treat as a Substantial Condemnation any Condemnation that would otherwise qualify as such. Any other Condemnation shall mean an "insubstantial condemnation".

        2.44    "Subtenant"—means any person having rights of occupancy, use or possession under a Sublease, including a "Manager" under a Management Agreement", and nay concessionaires and licensees that Franchisee elects to treat as Subtenants.

        2.45    "Temporary Condemnation"—means a Condemnation relating to the temporary right to use or occupy the Premises or any part of the Premises.

        2.46    "Tenant" and/or "Franchisee"—may be used interchangeably and shall refer to Mark Twain Casino, L.L.C., a Missouri limited liability corporation, or a successor by merger or otherwise to all of the business and assets of any of the foregoing, including the franchise and leasehold interests created under this Agreement.

        2.47    "Termination Date"—means the date when this Agreement terminates or expires, whether pursuant to the expiration of the Term as provided for the Agreement pursuant to Landlord's exercise of remedies or upon occurrence of an event of Default.

        2.48    "Waiver of Subrogation"—means a provision in, or endorsement to, any insurance policy required by this Agreement, by which the insurance carrier agrees to waive all rights or recovery by way of subrogation against either party to this Agreement in connection with any loss covered by such insurance policy.

3.0    Francishee's Promissory Note

        3.1    Franchisee's Obligation to Execute a Promissory Note.    On the Signing Date the Franchisee agrees to execute a promissory note due and payable sixty (60) days after the Signing Date, in favor of City of LaGrange of Missouri in the amount of FIFTY THOUSAND DOLLARS AND NO CENTS ($50,000.00) in favor of the City of LaGrange, Missouri, to guarantee Franchisee's filing of a gaming license application with the Missouri Gaming Commission within sixty (60) days of the Signing Date, subject to the State Gaming Commission's acceptance of applications for license within said time frame.

        3.2    Collection of Promissory Note.    Franchisee's failure to perform prior to said date shall result in the collection of the Promissory Note.

        3.3    Cancellation of Promissory Note.    Upon timely performance of Franchisee's duties in Section 3.1 and within ten (10) days of Franchisee's request, the Promissory Note shall be cancelled by the City and Landlord, and returned to Franchisee.

4.0    Term

        4.1    Initial Term, Primary Term and Renewal Term(s).    The term of the Agreement shall be divided into three (3) phases, an Initial Term, a Primary Term and up to four (4) Renewal Terms. If this Agreement is limited as to length by any current State Statutes or rule of law, then this article shall automatically be amended to comply therewith, so long as Franchisee is in compliance with and has paid all rent required under this Agreement.

          4.1.1    Initial Term.    The Initial Term of the Agreement shall begin on the Signing Date and shall continue until the earlier of (a) the Commencement of Gaming Operations, or (b) December 31, 2001. The Initial Term is that period of the Agreement during which Franchisee shall Commence Development and construction of the Gaming Facilities and Casino Support Facilities and shall obtain all required licenses and permits to operate the Casino. During the Initial Term, Franchisee shall be entitled to possession of the Premises for the purpose of conducting engineering, architectural work, surveying, and initial construction on said property, at the sole risk of loss of Franchisee.

          4.1.2    Primary Term.    The Primary Term of the Agreement shall begin on the Commencement of Gaming Operations Date and continue until 11:59 p.m. of the last day of the Month that included the date ten (10) years after the Commencement of Gaming Operations Date, unless terminated sooner. The Primary Term of the Agreement shall be the initial ten (10) year operating cycle for the Gaming Facilities and Casino Support Facilities. Franchisee shall receive fee title to the real estate described in exhibit "A", at the beginning of the Primary Term, subject to restrictions, if any, upon Landlord's rights to convey fee title.

          4.1.3    Renewal Term(s).    Upon one hundred eighty (180) days written notice and provided Franchisee is not in Default, Franchisee shall have the absolute and unconditional right and option (each such right and option a "Renewal Option") to extend and renew this Agreement upon the same terms and conditions as this Agreement, for four (4) additional successive periods of five (5) years each (the "Renewal Terms") following the expiration date of the Primary Term. Whereby this Agreement refers to the "Term", such reference shall be deemed to mean the Initial Term or Primary Term, as the latter may be extended from time to time pursuant to Franchisee's Renewal Option(s), to include one or more Renewal Option(s), the "Term" shall be redefined and extended to include the corresponding Renewal Term(s) so that upon Franchisee's exercise of any Renewal Option(s), the "Term" shall be redefined and extended to include the corresponding Renewal Term(s) arising pursuant to such Renewal Option(s). At the expiration or termination of the final

  Renewal Term provided for below, Franchisee shall have no further rights to renew or extend this Agreement. The Renewal Options and Renewal Terms are as follows:

          4.1.4    First Renewal Term.    The first Renewal Term shall be for a period beginning the first day after the Primary Term and ending at 11:59 p.m. on the last day of the Month that included the date five (5) calendar years after the last day of the Primary Term.

          4.1.5    Second Renewal Term.    The Second Renewal Term shall be for a period beginning the first day after the First Renewal Term and ending at 11:59 p.m. on the last day of the Month that included the date five (5) calendar years after the last day of the First Renewal Term.

          4.1.6    Third Renewal Term.    The Third Renewal Term shall be for a period beginning the first day after the Second Renewal Term and ending at 11:59 p.m. on the last day of the Month that included the date five (5) calendar years after the last day of the Second Renewal Term.

          4.1.7    Fourth Renewal Term.    The Fourth Renewal Term shall be for a period beginning the first day after the Third Renewal Term and ending at 11:59 p.m. on the last day of the Month that included the date five (5) calendar years after the last day of the Third Renewal Term.

        4.2   Default by Franchisee. If Franchisee should be in Default, Franchisee's Renewal Option shall not be canceled, but Landlord is not required to accept any renewal until Franchisee cures such default, unless Franchisee's cure period shall have expired without cure of such Default and Landlord has lawfully terminated this Agreement. Provided that this Agreement has not been lawfully terminated under the terms of this Franchise Agreement, there shall be no conditions (express or implied) to Franchisee's exercise of any Renewal Option(s), except as provided above.

        4.3    Confirmation of Dates.    Promptly after the occurrence of any date relevant to the calculation of Rent, or the determination of the Term (including the expiration date of each Renewal Term when and as the corresponding Renewal Option shall have been exercised or deemed exercised), the parties shall execute a written certificate, in recordable form reasonably satisfactory to both of them memorializing such date. The failure of the parties to enter into any such certificate shall not however, invalidate or in any way diminish the effectiveness of the actual date(s) to be set forth in the certificate. If Landlord and Franchisee disagree as to whether any such date has occurred, then Franchisee may pay Rent and otherwise perform under this Agreement based on Franchisee's own determination of such date(s) unless and until such date(s) are otherwise determined by the final judgment of the court of competent jurisdiction. To the extent that any such court accepts Landlord's position and rejects Franchisee's position, Franchisee shall have five (5) Business Days to remit to Landlord an amount equal to any previous underpayment of Rent made because of Franchisee's determination of such date(s), together with interest on the underpayment at the Prime Rate, as of the judgment date.

        4.4    Termination by Franchisee.

        Franchisee shall have the right, upon written Notice to Landlord, to terminate this Agreement at any time, upon first giving ninety (90) days written notice.

        In the event of such termination, this Agreement shall be of no further force or effect and the parties shall have no further obligations under this Agreement except that the Franchisee shall deliver the Leased Premises to the Landlord free and clear of any liens or security interest incurred by the Franchisee and Landlord shall also retain its repurchase option as provided in Section 1.1.1 herein.

        4.5    Termination by Landlord.

          4.5.1    During the Initial Term.

            a.     If the Initial Term of this Agreement shall expire, prior to the commencement of gaming operations, this Agreement shall terminate and be of no further force and effect without any further Notice of action by Landlord, except that the Franchisee shall complete or remove, at Landlord's option, any development initiated prior to the Termination Date and deliver the Leased Premises to the Landlord free and clear of any liens or security interests incurred by the Franchisee.

            b.     In the event that Franchisee following application for a gaming license fails to obtain such license during the initial term, then this Agreement shall terminate.

            c.     However, notwithstanding Subsection 4.5.1 (a) and (b), the Initial Term may be extended by the mutual agreement of Landlord and Franchisee, expressed in a written instrument signed by the authorized representatives of both parties.

          4.5.2    During the Primary and Renewal Terms.     At the option of Landlord, and notwithstanding any other provisions of this Agreement, following the first year of gaming operations this Agreement shall terminate and be of no further force or effect if the Rent paid for any year of operations is less than ONE HUNDRED THOUSAND DOLLARS AND NO CENTS ($100,000.00) adjusted by the CPI as set forth in this Agreement. Franchisee may elect to pay the difference between the Rent and the sum of ONE HUNDRED THOUSAND DOLLARS AND NO/CENTS ($100,000.00), adjusted where required by the CPI, and upon payment of such the Agreement shall remain in full force and effect.

5.0    Development And Construction Of Gaming Facilities And Casino Support Facilities.

        5.1    Franchisee's Obligation to Apply for Gaming Licenses.    Franchisee agrees to make application to the State of Missouri for a Gaming License within sixty (60) days of the signing date of this Agreement, for the initial Gaming licenses for the operation of the following:

          a.     Any license required for the operation of a Riverboat Casino; and

          b.     Any license required for the operation of a Dockside Barge Casino.

          5.1.1    Franchisee's Obligation to Comply with the State of Missouri Information Requests.    Franchisee agrees to respond to any State Information request within such time as is required by the State of Missouri.

          5.1.2    Franchisee's Obligation to Comply with any Directive of the State of Missouri.    Franchisee further agrees to comply with any directive from the State within the time set by the State of Missouri.

          5.1.3    Franchisee to Comply with Law.    Franchisee is required to comply with all applicable local, State and Federal laws both for the Gaming Operation and all associated operations.

        5.2    Franchisee's Obligation to Commence Gaming Operations on Riverboat Casinos.

          5.2.1    Franchisee's Obligation to Commence Gaming Operations.    Franchisee agrees to commence gaming operations within eighteen (18) months of receipt of a license to conduct gaming operations on a Riverboat Casino, or Dockside Barge Casino or other Gaming Facility. Franchisee's failure to perform is subject to the remedy defined in Section 5.3.

          5.2.2    Franchisee's Obligation to Commence Gaming Operations on a Dockside Barge Casino.    Franchisee agrees to demonstrate substantial progress towards the construction of a Dockside Barge Casino within thirty (30) days of receipt of a Gaming License and consent under RSMo. 572.100 Section 3(15) to conduct gaming on such barge. Franchisee further agrees to complete construction of such barge within eighteen (18) months of receipt of a Gaming License and consent. Franchisee's failure to perform is subject to the remedy defined in Section 5.3.

          5.2.3    Franchisee's Obligation to Commence Gaming Operations on a Riverboat Casino.    If the Gaming Commission denies Franchisee's proposal to build a Dockside Barge Casino, Franchisee agrees to demonstrate substantial progress toward the purchase, construction or refitting of a Riverboat Casino within thirty (30) days of the receipt of the State's rejection of Franchisee's application for a Dockside Barge Casino or within thirty (30) days of receipt of a gaming license to conduct gaming on such riverboat. Franchisee further agrees that:

            a.     If Franchisee chooses to construct a new riverboat, Franchisee agrees to complete construction of that riverboat within eighteen (18) months of receipt of Gaming License. Franchisee's failure to perform is subject to the remedy defined in Section 5.3; or

            b.     If Franchisee chooses to refit an existing riverboat, Franchisee agrees to complete refitting within eighteen (18) months of receipt of Gaming License. Franchisee's failure to perform is subject to the remedy defined in Section 5.3.

        5.3    Remedy for Franchisee's Failure to Operate a Riverboat Casino or Dockside Barge Casino.    Upon Franchisee's failure to operate a Riverboat Casino or Dockside Barge Casino:

          a.     Franchisee forfeits its exclusive right to operate gaming operations as defined in Section 26, herein and is obligated to pay four percent (4%) of all Adjusted Gross Revenues from the operation of any Business Facility on the Premises in lieu of Section 2.39(a).

          b.     If, subsequently, Franchisee decides to operate a Riverboat Casino or Dockside Barge Casino, the obligation to pay annual rent on Net Gaming Proceeds shall be decreased to the rent defined in Section 2.39 (a), upon commencement of gaming operation.

          c.     During such times, if any, that Franchisee is obligated to pay rent under this section, Franchisee shall pay Rent in the Primary Term and Renewal Term in monthly installments on or before the twentieth (20th) day of each Month.

          d.     Franchisee shall deliver to City Franchisee's State gaming report within thirty (30) days after the end of each Month after the Commencement of Gaming Operations Date.

          e.     During such fiscal years that the Missouri Gaming Commission does not conduct an annual audit of Franchisee, due to Franchisee's non-operation of Gaming Facilities, then Franchisee shall make available to City, its auditors and accountants, Franchisee's books, ledgers, accounts, income and expense records for its non-gaming operations at the Gaming Facilities, for inspection during normal business hours. This paragraph shall be applicable only after the time that Franchisee has received its gaming license and entered into the primary term of the lease.

        5.4    Franchisee's Obligation to Develop Casino Support Facilities.

          5.4.1    Casino Support Facilities.    Franchisee agrees that the Project shall include Casino Support Facilities.

          5.4.2    Franchisee's Obligation to Submit Preliminary Site Plan.    Franchisee shall submit its Preliminary Site Plan for Casino Support Facilities to Landlord, with all essential material elements in place, sixty (60) days from the Signing Date of this agreement for Landlord's review and written approval. The Preliminary Site Plan shall be incorporated into this Lease Agreement by this reference. Landlord shall have thirty (30) days from receipt to review and have City Council approve the Preliminary Site Plan. In the event of disapproval, Landlord shall give Franchisee an itemized statement of reasons for such disapproval with the Landlord's response to Franchisee. Construction may not begin until Notice of approval or expiration of the review period without action by Landlord. Such plans and specifications shall comply fully with all applicable building codes, laws, ordinances and regulations. Franchisee shall design, construct and outfit all Gaming Facilities with all material and essential elements in accordance with this Lease Agreement and in compliance with the Law. Franchisee shall submit a final site plan that shall be affixed to this Lease Agreement upon substantial completion of the Casino Support Facilities detailed in the Preliminary Site Plan. Landlord shall approve the final site plan if it meets all material and essential elements of the Preliminary Site Plan.

          5.4.3    Franchisee's Obligation to Execute Construction Bond.    So long as fee title to the Premises on which any buildings are to be constructed is held by the City of LaGrange, and prior to the Commencement of Development, Franchisee, or Franchisee's general contractor(s) shall cause to be executed a construction bond sufficient to meet the approximated cost of site improvements on the land titled in fee in the City of LaGrange, as specified in the Preliminary Site Plan. In the alternative, the Franchisee's shareholders/partners shall execute a personal guaranty to meet said cost, in favor of Landlord's right to reject the guaranty due to an individual's lack of solvency to cover said costs.

          5.4.4    Landlord Not Responsible for the Cost of Project Improvements.    Landlord shall not be responsible for the costs of development of any Gaming Facilities, Casino Support Facilities or any other Project Improvements.

          5.4.5    Arbitration.    If plans and specifications are not approved by Landlord and Franchisee in writing within forty-five (45) days after they were first submitted to Landlord, then Landlord and Franchisee shall each select an arbitrator, and the two arbitrators so selected shall select a third arbitrator. The three arbitrators so selected shall hear and determine the controversy and their decision as to the final plans and specifications shall be final and binding on both Landlord and Franchisee, who shall bear the cost of the arbitration equally between them. The arbitrators shall determine the controversy and notify Landlord and Franchisee in writing of their determination within thirty (30) days after the controversy has first been submitted to the arbitrators.

        5.5    Completion Deadline.    Franchisee shall Complete Development on or before eighteen (18) months after plan approval by the appropriate governmental and non-governmental bodies.

        5.6    Standards for Construction of Casino Support Facilities and Gaming Facilities.    Franchisee shall design and construct the Casino Support Facilities substantially in accordance with its Preliminary Site Plan to the City (or as otherwise approved by Landlord) subject to the approval of Landlord, and such approval not to be unreasonably withheld or delayed. Franchisee shall pay, discharge or bond all Prohibited Liens arising from construction of the Casino Support Facilities, all in accordance with the provision of this Agreement regarding Prohibited Liens. Franchisee shall obtain and pay for all permits and approvals required by Law in order for Franchisee to construct the Casino Support Facilities and Gaming Facilities, and approval by Landlord for purposes of this Agreement shall not be deemed approval by any department or agency of the City as Governing Municipality charged with the enforcement of building codes or the issuance of building permits. The City reserves the right to enforce reasonable regulations concerning the construction, operation, and maintenance of facilities located along, over, or under streets, alleys, and other public premises and the placement of those facilities.

        5.7    Cooperation by Landlord.    Upon Franchisee's request, Landlord shall, without cost when in conformance with law, promptly join in and execute any instruments, including, but not limited to, applications for building permits, demolition permits, alteration permits, appropriate consents, zoning, rezoning or use approvals, amendments and variances, easements, action on present encumbrances, and/or action on present liens (excluding Mortgages) against the Premises (Fee Estate and Leasehold Estate), and such other instrument as Franchisee may from time to time request to enable Franchisee from time to time to use, develop, improve, and construct improvements on the Premises in accordance with this Agreement, provided each of the foregoing is in reasonable and customary form and does not cause the Fee Estate to be encumbered as security for any obligation and does not otherwise expose the Fee Estate to any material risk of forfeiture during the Term. It is agreed that the joinder by Landlord in any application filed by Franchisee under the preceding sentence (a) shall not limit or otherwise affect the review of such application by the City of LaGrange or any agency or department of the City of LaGrange charged with responsibility for such review, and (b) shall not imply or guarantee that such application will be approved by the City of LaGrange, or its agencies or departments, acting in their public or police power capacity. Franchisee shall reimburse Landlord's reasonable attorneys' fees incurred by Landlord in performing under this paragraph. Landlord agrees not to oppose or object to any applications filed by Franchisee with any Government in connection with the development, operation or alteration of any improvements located on the Premises, except for Landlord review and approval rights set forth in this Lease Agreement.

          5.7.1    Franchisee Not Released from Payment of Any Fees.    No provision of this Lease Agreement shall be construed to release Franchisee from payment of generally applicable City fees attributable to the development of Gaming Facilities and Casino Support Facilities. Franchisee shall pay all income taxes, sales taxes, use taxes, property taxes, assessments, rates, charges, license fees, municipal liens, levies, excises, or imposts, whether general or special, or ordinary or extraordinary, of every name, nature and kind whatsoever, including all governmental charges of whatsoever name, nature, or kind, which may be levied, assessed, charged, or imposed, or which may become a lien or charge on or against the demised premises, or any party of the demised premises, the leasehold of Franchisee in and under this lease agreement, the premises described in this Lease Agreement, any building or buildings, or any other improvements now or hereinafter on the demised premises, or on or against Franchisee's estate created by this lease agreement that may be a subject of taxation, or on or against Landlord by reason of its ownership of the fee underlying this taxation, or on or against Landlord by reason of its ownership of the fee underlying this lease agreement, or any other tax or fee now or hereafter lawfully levied by Landlords or by any political subdivision; however no other license tax, permit tax, occupation tax, personal property tax, excursion fee or taxes or fees shall be imposed, levied or assessed exclusively upon Franchisee by reason of its development and operation of Gaming Facilities or Casino Support Facilities, during any term of this agreement.

          5.7.2    City as Landlord.    No provision of this Lease Agreement shall exempt Franchisee from compliance with the generally applicable regulatory procedures of the City as a Municipality.

        5.8    Title to Personal Property.    Notwithstanding anything to the contrary in this Agreement, all personal property located in, on or at the leased Premises or otherwise constituting part of the leased Premises shall, at all times during the Term only, be owned by, and shall belong to, Franchisee. Franchisee shall have title to the foregoing at all times.

        5.9    Equipment Liens.    If at any time, or from time to time, Franchisee desires to enter into or grant any Equipment Liens, then upon Franchisee's request, Landlord shall enter into such customary documentation with respect to the property leased or otherwise financed pursuant to such Equipment Liens as Franchisee shall request, providing for matters such as the following: (a) Landlord's waiver of the right to take possession of such property upon occurrence of an Event of Default; and (b) customary agreements by Landlord to enable secured party to repossess such property in the event of a Default by Franchisee permitting such secured party to exercise remedies under its Equipment Lien.

        5.10    Gaming Facilities.    Notwithstanding anything in this Agreement to the contrary, the Gaming Facilities shall at all times during and after the Term be owned by and shall belong to Franchisee. At no time shall a Gaming Facility be considered property of the Landlord or the City and the Landlord and the City shall have no right, title or interest, including any lessor's lien, in the Gaming Facility. All benefits and burdens or ownership of any Gaming Facility (except for Landlord's right to percentage of the revenues generated by the Gaming Facility pursuant to Section 6, Rent) shall be, and remain, with the Franchisee. Franchisee shall have the unrestricted right to obtain financing by granting lenders a mortgage or securing interest in the Gaming Facility; the equipment and supplies located on the Gaming Facility and the income and revenues generated by the Gaming Facility, except any interest in such income and revenue, shall be subject to Landlord's right to receive Rent.

        5.11    Repairs and Destruction of Improvements.

          5.11.1    Maintenance of improvements.    Tenant shall, throughout the term of this lease agreement, at its own cost, and without any expense to Landlord, keep and maintain the premises, including all buildings and improvements of every kind that may be a part of the premises, and all appurtenances to the premises, including sidewalks adjacent to the premises, in good, sanitary, and neat order, conditions and repair, and, except as specifically provided in this lease agreement, restore and rehabilitate any improvements of any kind that may be destroyed or damaged by fire, casualty, or any other cause whatsoever.

          5.11.2    No obligation by Landlord to make improvements.    Landlord shall not be obligated to make any repairs, replacements, or renewals of any kind, nature, or description, whatsoever to the Premises or any buildings or improvements on the Premises.

          5.11.3    Tenant's compliance with laws.    Tenant shall also comply with and abide by all federal, state, county, municipal, and other governmental statutes, ordinances, laws, and regulations affecting the Premises, the improvements on or any activity or condition on or in the Premises.

          5.11.4    Damage to and destruction of improvements.    The damage, destruction, or partial destruction of any building or other improvement that is a part of the leased Premises shall not release Tenant from any obligation under this lease agreement, except as expressly provided below. In case of damage to or destruction to any such building or improvement, Tenant shall at its own expense promptly repair and restore it to a condition as good or better than that which existed prior to the damage or destruction. Without limiting the obligations of Tenant, it is agreed that the proceeds of any insurance covering damage or destruction shall be made available to Tenant for repair or replacement.

          5.11.5    Election not to terminate.    If, in the event of destruction or damage during the last two (2) years of the term of this lease agreement, Tenant does not elect to terminate this Agreement, the proceeds of all insurance covering the damage or destruction shall be made available to Tenant for repair or replacement, and Tenant shall be obligated to repair or rebuild the building as provided above.

6.0    Rent/Franchise Fee

        6.1    Rent/Franchise fee.    Throughout the Term, Franchisee shall pay Landlord, after credit for funds specifically paid to the Sate of Missouri as outlined below, without Notice or demand, in lawful money of the United States of America at the office of Landlord, or at such other place as Landlord shall designate within the State of Missouri, a net annual rental/Franchise fee as follows:

          6.1.1    Initial Term.    For the Initial Term Franchisee shall pay TEN THOUSAND AND NO/CENTS ($10,000.00) to the City, upon Franchisee's signature to this agreement.

          6.1.2.    Primary and Renewal Terms.    Beginning no the Commencement of Gaming Operations Date, and continuing through the remainder of the Primary and Renewal Terms, Franchisee shall pay the Franchise fee. Such Rent shall be paid on a monthly basis only when payable pursuant to the terms of Section 5.3. During any Fiscal Year in which a gaming facility is operated by Franchisee, if Landlord does not receive a minimum of One Hundred Thousand Dollars ($100,000.00), in revenues from the Base Rent, (Pursuant Section 2.39(a)), then the Franchisee shall pay to the City of LaGrange within sixty (60) days after Franchisee's annual state audit report is completed, the Minimum Rent, which shall be the difference between the amount in fact accrued or received from such Rent sources by the City of LaGrange and the sum of One Hundred Thousand Dollars ($100,000.00). Beginning with the commencement of the First Renewal Term, Franchisee's obligation to pay such Minimum Rent shall be adjusted annually by any upward change in the Consumer Price Index (CPI) as it was in effect at the beginning of the 1996 Fiscal Year, and increasing according to any increase in the CIP in effect at the beginning of each Fiscal Year during each of the Renewal Terms. Such price adjustment shall occur only once, at the beginning of each Renewal Term, based upon said differential in the CIP. This annual, minimum payment shall be pro-rated by all unallowable days of operation of the Gaming Facilities.

          6.1.3    Dockside Barge Casino Additional Rent.    All parties agree that the best method of procedure is to obtain permission to build a Dockside Barge Casino or a barge casino in a moat, rather than use a Riverboat Casino. Franchisee's proposed casino plans call for a barge casino in a moat, and do not call for operation of a Riverboat Casino or any casino operation in the Mississippi River channel, and the parties hereto agree that such a proposal would raise safety concerns for patrons of the casino. If the Missouri Gaming Commission agrees that Franchisee may be, and is in fact licensed to use a Dockside Barge Casino or a barge casino in a moat, rather than a Riverboat Casino, then Franchisee agrees to pay annually during the first five (5) years of the Primary Term of this Agreement an additional fee, which payment shall commence on year from the date of the beginning of the Primary Term of the Agreement, and on the same date each year thereafter for said five (5) years, in the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) per year, up to a ONE MILLION DOLLARS ($1,000,000.00) maximum total payout. Franchisee shall pay such sums not already paid and credited as noted herein, to the City for the development of an Industrial Park, industrial infrastructure, municipal safety or police protection, and such other items as are deemed necessary by the City to promote industry within the LaGrange city limits and the LaGrange immediate vicinity. Franchisee has pre-paid TWO HUNDRED THOUSAND DOLLARS ($200,000.00) of such sum, in advance of and in anticipation of receiving said license, on or before the signing of this agreement. ONE HUNDRED THOUSAND DOLLARS ($100,000.00) of the total sum was placed in an escrow account for the City in 1999 and held until the earlier of the Franchisee's Dockside Barge Casino approval date by the Missouri Gaming Commission or January 31, 2000, per a previous amendment to the Agreement, which amendment remains unchanged. The City has constructed, out of said funds, a new fire station house and new maintenance building in the city limits of LaGrange, Missouri. This ONE HUNDRED THOUSAND DOLLARS ($100,000.00) prepayment shall be credited towards Franchisee's first (1st) annual payment, without interest thereon. Franchisee has pre-paid to City the said ONE HUNDRED THOUSAND DOLLARS ($100,000.00), in advance of and in anticipation of receiving said license on or before December 31, 2000, which sum shall be credited towards Franchisee's fifth (5th) annual payment, without interest thereon. The Missouri Gaming Commission has thereafter granted Franchisee's Dockside Barge Casino request. Franchisee shall pre-pay an additional TWO HUNDRED THOUSAND DOLLARS ($200,000.00) of said ONE MILLION DOLLARS ($1,000,000.00) to the City on or before April 2, 2001 for city police and fire protection expenses. This TWO HUNDRED THOUSAND DOLLAR ($200,000.00) pre-payment shall be credited in the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) for the second (2nd) year of Franchisee's payment obligation. Franchisee shall have the option to pre-pay additional future sums and receive credit in future years, by crediting advance payments against the fifth year of the Primary Term first, with credits continuing backwards in time. This annual payment shall be pro-rated based on the actual unallowable days of operation of the casino for any year in which gaming is not conducted for the full fiscal year as measured from the Primary Term initiation date. The annual payment may be made by Franchisee or other entities by procedures more fully described in Section 6.1.4 of the Agreement.

          6.1.4    Franchisee's City Beautification Contribution.    In addition to rent and taxes, Franchisee or at the option of its members, or by and through other entities or individuals making donations specifically for City of LaGrange, Missouri beautification at the request of Franchisee, shall contribute, by direct donation to the City of LaGrange, a minimum sum of $50,000.00 per year, beginning in the calendar year in which Franchisee begins the Commencement of Gaming Operations, which shall be paid on the final business day of said calendar year, and payable on each final business day for each year thereafter, for total of five (5) years, which funds shall be used for the beautification of the City of LaGrange, Missouri, and particularly its downtown area, to repair flood damage, rebuild parks, create or restore parking facilities for the City of LaGrange, Missouri, and for other infrastructure items for the betterment of the City of LaGrange, Missouri. Contributors other than Franchisee, and its members, shall be identified in writing to the City of LaGrange, Missouri prior to said contributor's contribution and the contributor shall indicate in writing to the City of LaGrange, Missouri, that the contributor was solicited by Franchisee. Franchisee may pay said funds early, and credit shall be given to Franchisee for said annual credits for future years to the amount of the total potential debt due. The total contribution for five (5) years shall be $250,000.00. The annual payment shall be prorated, based upon the actual unallowable days of operation for any year in which gaming is not conducted for a full fiscal year. This annual payment shall be reduced by the following formula: Franchisee shall receive a credit against said annual payment each year in an amount equal to the sums which Franchisee pays to

  City in excess of the projected ($1,349,790.00 annual revenues from local gaming tax and local admission fees to the City as submitted by Franchisee to the Missouri Gaming Commission, up to $50,000.00 per calendar year.

          6.1.5    Additional Contributions for NAP.    Franchisee also agrees that if the City can obtain NAP grants in the future for the betterment of the City of LaGrange, then Franchisee, or the members of the LLC which comprises the Franchisee, or other entities identified by Franchisee who in fact makes such contributions, will contribute up the amount of the LLC member's allowable State of Missouri Income Tax offset provided by NAP contributions, to any such NAP program created by the City, or a designated entity. This provision shall be operative so long as this Agreement is in effect and so long as a NAP program is in place, which provides benefits for the City, or its immediate area located South of the LaGrange four-way stop and East of Main Street or within two blocks West of Main Street. Such sums shall be in addition to the sums required by Section 6.1.4, but such amounts, if any, will be credited to sums payable under 6.1.3, if that paragraph is applicable. The City grants Franchisee the option to contribute up to Fifty thousand dollars ($50,000.00) before September 30, 2000, to the LaGrange Revitalization Organization's NAP program. Franchisee and the City agree that said transfer shall operate as a one-time event, which shall not bind the City to approve future contributions to the LaGrange Revitalization Organization's NAP program by virtue of the Franchisee's approved contribution herein.

        6.2    "Alternative Minimum Rent".    In the event that Franchisee is not operating a Gaming Facility within the City of LaGrange at any time during a calendar year, and still maintains the franchise license, and thus no other fees are paid to Landlord pursuant to Sections 6.1.2 or 6.1.3, then Franchisee shall be required to pay a minimum amount of TEN THOUSAND DOLLARS AND NO/CENTS ($10,000.00), so long as this Agreement is in force, for such year on or before the thirty-first (31st) day of December of such year, beginning with calendar year 1996, and increasing to a minimum amount of TWENTY THOUSAND DOLLARS AND NO/CENTS ($20,000.00) in calendar year 2000 and thereafter.

        6.3    Means of Payment.    Franchisee shall pay such Rent as is due and payable directly to Landlord by any of the following means as mutually agreed upon by Franchisee and Landlord: (a) good and sufficient check (subject to collection) delivered to Landlord, (b) cashier's check or (c) wire transfer to Landlord's bank account, which Landlord shall identify to Franchisee upon request (and Landlord shall have the right to change from time to time by at least thirty (30) days Notice to Franchisee). Franchisee shall receive as credit against such Rent all sums accrued to the City of LaGrange from the State of Missouri per Sections 6.1.2 and 2.39(a).

        6.4    Accounting Records.    Franchisee shall maintain (at the premises or at a central accounting location identified to Landlord upon request) account records and procedures complying with Accounting Principles to enable Landlord to calculate any Annual Rent due under this Agreement. Franchisee shall maintain at all times, and records thereof shall be made available for audit, accurate counts of customers entering the Gaming Facilities, including an accurate count of all complimentary or free admissions. Franchisee shall preserve Franchisee's books and records relating to each Fiscal Year for at least three years after the end of such Fiscal Year. If, at the conclusion of such three-year period, a dispute is pending between Landlord and Franchisee regarding the amount of Adjusted Gross Revenue, the Franchisee shall continue to preserve such records pending the final disposition of such dispute.

        6.5    Annual Audit Procedures.    Notwithstanding Section 5.3(e), Landlord shall accept the annual audit report and any amendments or adjustments thereto, of Franchisee, for purposes of calculation of rent.

        6.6    Confidentiality.    To the extent permitted by law, Landlord shall preserve the confidentiality of all information obtained by Landlord relating to Franchisee's Adjusted Gross Revenue and financial statements, except in any litigation or arbitration proceedings between the parties.

7.0    Additional Payments By Franchisee

        7.1    Landlord's Net Return.    The parties intend that this Agreement shall constitute a "net franchise lease", so that the Rent shall provide Landlord with a "net" return for the Term, free from any expenses or charges with respect to the Premises, except as specifically provided in this Agreement. Accordingly, Franchisee shall pay as Rent and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, each and every item of expense, of every kind and nature whatsoever, related to or arising from the Premises, or by reason of or in any manner connected with or arising from the development, leasing, operation, management, maintenance, repair, use or occupancy of the Premises or any portion of the Premises. Notwithstanding anything to the contrary in this Agreement, Franchisee shall not be required to pay any of the following incurred by Landlord: (a) principal, interest, or other charges payable under any Fee Mortgage; (b) depreciation, amortization, brokerage commissions, financing or refinancing costs, management fees or leasing expenses incurred by Landlord with respect to the Fee Estate or the Premises; (c) consulting, overhead, travel, staff and other similar costs incidental to Landlord's ownership of the Premises, other than reasonable attorneys' fees incurred by Landlord and payable by Franchisee pursuant to express provisions of this Agreement; and (d) any costs arising from or pursuant to any instrument or agreement affecting the Premises that is not a Permitted Exception and to which Landlord is a party and Franchisee is not a party.

        7.2    Taxes and Assessment.    For any period within the Term (with daily proration for periods partially within the Term and partially outside the Term), and subject to Section 12, Parties' Obligation to Hold Harmless; Liability of Landlord, Franchisee shall pay and discharge, before failure to pay the same shall create a material risk of forfeiture or give rise to a penalty, all Taxes and all special assessments, levies or charges made by any municipal or political subdivision for local improvements. Franchisee shall also pay all interest and penalties assessed by any Government on account of late payment of any Tax or assessment aforesaid, unless such late payment was caused by Landlord's failure to promptly forward Franchisee a copy of a tax bill received by Landlord, in which case Landlord shall pay such interest and penalties.

        7.3    Contesting taxes.    If Franchisee shall in good faith desire to contest the validity or amount of any tax, assessment, levy, or other governmental charge agreed in this section to be paid by Franchisee, Franchisee shall be permitted to do so, and to defer payment of such tax or charge, the validity or amount of which Franchisee is so contesting, until final determination of the contest, on giving to Landlord written notice thereof prior to the commencement of any such contest, which shall be at least thirty (30) days notice prior to delinquency, and on protecting Landlord on demand by a good and sufficient surety bond against any such tax, levy, assessment, rate, or governmental charge, and from any costs, liability, or damage arising out of any such contest.

        7.4    Utilities.    Franchisee shall fully and promptly pay for all water, gas, heat, light, power, telephone service, and other public utilities of every kind furnished to the premises, the Casino Support Facilities or the Gaming Facilities throughout the term of this agreement, and all other costs and expenses of every kind whatsoever of or in connection with the use, operation, and maintenance of the leased Premises and all activities conducted on the leased Premises, and Landlord shall have no responsibility of any kind for any such utilities. Franchisee is responsible to pay all utility upgrades and expansions and extensions including but not limited to sewer and water, required to furnish adequate utilities for the leased Premises.

        7.5    Land Acquisition.    Franchisee shall be required to supply, by reimbursement to Landlord or City, at the written request of Landlord or City, all funds for obtaining any land required for the operation of Franchisee, whether acquired by the City of LaGrange, the LaGrange Industrial Development Authority, or such other entity as may be created by the City of LaGrange to hold title to any land to be leased to Franchisee. Franchisee shall also pay all costs of acquisition and development of infrastructure, including Landlord's attorney's fees, for any such land. Landlord shall not acquire additional land on behalf of Franchisee nor look to Franchisee for reimbursement of land purchases, unless Franchisee so requests in writing, and agrees to the same.

8.0    Use

        8.1    Franchisee Waste Prohibited.    During the term of this Agreement, Franchisee shall comply with all applicable laws affecting the leased Premises, the breach of which might result in any penalty on Landlord or forfeiture of Landlord's title to the leased Premises. Franchisee shall not commit, or suffer to be committed, any waste on the leased Premises, or any nuisance.

        8.2    Gaming Facility Removal or Substitution.    Notwithstanding anything herein to the contrary, Landlord shall have no right, title or interest in a Gaming Facility; provided, however, that Franchisee represents and warrants to Landlord that it will not remove any Gaming Facility or Casino Support Facility from the Premises prior to the lawful termination of this Agreement.

        8.3    Public Access to the Premises.    Franchisee agrees that no provision contained in this Lease Agreement shall deny reasonable access of the general public to the common areas of the Premises of any day so that the public may enjoy the riverfront atmosphere; said access shall not interfere with Franchisee's primary business operations; nor shall Franchisee charge any parking fee on any city owned land, except for valet parking areas which shall not comprise all public parking areas on the leased Premises. Franchisee further agrees that the common areas of the Premises shall remain accessible on any day during which a City or County sponsored event is scheduled. The term "common areas" includes any parking area, any walking or hiking trails, any portion of the shoreline, green space and any other area of the Premises for which no admission fee is charged by Franchisee. This provision applies only to the leased Premises.

9.0    Laws

        9.1    Compliance with Law.    During the Term, Franchisee shall, at its own expense, observe and comply with all Laws affecting the Premises if Franchisee's failure to comply will or may subject landlord to any civil or criminal liability. If Franchisee's failure to do so will or may subject Landlord to any civil or criminal liability, then Franchisee shall procure every permit, license, certificate or other authorization required in connection with the lawful and proper maintenance, operation, use and occupancy of the Premises or required in connection with any improvements erected on the Premises and comply with all such permits, licensees, certificates and other authorizations. Notwithstanding the foregoing, Franchisee shall have the right to contest any such Laws in accordance with this Agreement. Maintenance and repair or improvements existing on the Premises at the Signing Date shall be governed by the applicable provision of this Agreement under "Maintenance and Alterations". Franchisee shall make any Mandated Alterations required by Law arising during the Term, subject to the terms of the paragraph below entitled "Mandated Alterations".

10.0    Maintenance And Alterations

        10.1    Obligation to Maintain.    During the Term, Franchisee shall keep and maintain the Premises in good order, condition, and repair, reasonable wear and tear, and any other condition that Franchisee is not required to repair pursuant to this Agreement.

        10.2    Alteration, improvement, and change procedure to Casino Support Facilities.    Franchisee shall have the right to make such alterations, improvements, and changes to any building that may from time to time be on the leased Premises as Franchisee may deem necessary, or to replace any building with a new one of at least equal value, provided that prior to making any structural alterations, improvements, or changes, or to replacing any building, Franchisee shall obtain Landlord's written approval of plans and specifications therefore, which approval Landlord shall not unreasonably withhold, provided that the value of the building shall not be diminished and the structural integrity of the building shall not be adversely affected by any such alterations, improvements, or changes, or that any proposed new building is at least equal in value to the one that it is to be replaced, as the case may be. In the event of disapproval, Landlord shall give to Franchisee an itemized statement of the reasons for the disapproval. If Landlord does not disapprove the plans and specifications provided for in this section within thirty (30) days after such has been submitted to Landlord, the plans and specifications shall be deemed to have been approved by Landlord. Franchisee will in no event make any alterations, improvements, or other changes of any kind to any building on the premises that will decrease the value of the building, or that will adversely affect the structural integrity of the building.

        10.3    Disposition of New Improvements.    Any new building constructed by Franchisee on the leased Premises, or moved onto the leased Premises by Franchisee, and all alterations, improvements, changes, or additions made in or to the leased Premises shall be the property of Landlord, and Franchisee shall only have a Leasehold Interest therein, subject to the Terms of this Lease Agreement.

        10.4    Demolition.    Franchisee shall pay the costs incurred in the demolition or removal of all existing improvements, removal of which is necessary for construction of the Casino Support Facilities. To the extent that any Government entity specifically requires the performance of any work or demolition to prevent any improvement not removed by Franchisee, if any, from constituting a hazard, Franchisees shall perform such work or demolition.

11.0    Prohibited Liens On Leased Premises

        11.1    Franchisee's Covenant.    Franchisee shall not suffer or permit any Prohibited Lien to be filed on the leased Premises. If a Prohibited Lien is filed then Franchisee shall, within thirty (30) days after receiving Notice of such filing (but in any case within fifteen (15) days after receipt of Notice commencement of foreclosure proceedings), commence and then prosecute appropriate action to cause such Prohibited Lien to be paid, discharged or bonded. Nothing in this Agreement shall be construed to restrict Franchisee's right to contest the validity of any Prohibited Lien and to pursue Franchisee's position to a final judicial determination.

        11.2    Protection for Landlord.    Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Franchisee upon credit, and that no mechanic's or other lien for any such labor or material shall attach to or affect the Fee Estate of any Premises leased to Franchisee. Nothing in this Agreement shall be deemed or construed in any way to constitute Landlord's consent or request, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer, equipment or material suppliers for the performance of any labor or the furnishing of any materials or performance of any labor or the furnishing of any materials or equipment for any improvement, alteration or repair of, or to, the leased Premises, or any part of the leased Premises, nor as giving Franchisee any right, power or authority to contract for, or permit the rendering of, any services, or the furnishing of any material that would give rise to the filing of any liens against the City's Fee Estate. Franchisee shall indemnify Landlord against work performed on the leased Premises for or by Franchisee.

12.0    Franchisee's Obligation To Hold Harmless; Liability Of Landlord

        12.1    Mutual Hold Harmless Obligation.    Franchisee shall Hold Harmless and Indemnify both the Landlord and the City as to third parties against; (a) any wrongful act, wrongful omission or negligence of Franchisee (or any of Franchisee's Subtenants) or its or their partners, directors, officers, or employees, or their equivalent; and (b) any breach or Default by the other under this Agreement, including all reasonable attorney fees. In addition to, and without limiting the generality of the foregoing Hold Harmless agreement, Franchisee shall Hold Harmless and Indemnify Landlord and the City against all the following matters (except to the extent any claim arises from any direct wrongful act, wrongful omission or negligence of Landlord): (i) the conduct, management or occupancy of or from any work or activity performed in and on the Premises, the Casino Support Facilities and the Gaming Facilities during the Term; (ii) the condition of the Premises, the Casino Support Facilities, the Gaming Facilities, or any other improvement located on the Premises; (iii) any accident, injury or damage whatsoever caused to any person occurring during the Term, in or on the Premises, the Casino Support Facilities, or the Gaming Facilities, or any other improvements located on the Premises, including all reasonable attorney fees. Furthermore, Franchisee agrees to pay, and to Hold Harmless and Indemnify Landlord and City against reasonable legal costs, including reasonable attorneys' fees and disbursements, incurred by Landlord or City in obtaining possession of the Premises if Franchisee fails to surrender possession upon the expiration or earlier termination of the Term.

        12.2    Liability of Landlord.

          a.     Franchisee is and shall be in exclusive control and possession of the leased Premises during the Term as provided in this Agreement. Subject to Sections 12.1 and 12.2(b), Landlord and City shall not be liable for any injury or damage to any property or to any person occurring on or about the leased Premises, the Casino Support Facilities or the Gaming Facilities. Furthermore, subject to Sections 12.1 and 12.2(b), Landlord and City shall not be liable for any injury or damage to any property of Franchisee, or of any other person, during the Term.

          b.     Landlord and City shall hold harmless Franchisee for any such acts, omissions and negligence of Landlord or City occurring during any event or promotion sponsored by Landlord or City or in which Landlord or City shall have control of any part of the Premises.

        12.3    Hold Harmless Procedures.    Wherever this Agreement requires one party to Hold Harmless the other, the following procedures and requirements shall apply:

          12.3.1    Prompt Notice.    The party to be held harmless shall give the other party Notice of any claim within forty-eight (48) hours of the existence of such claim. To the extent, and only to the extent, that both (a) Notice is not given within forty-eight (48) hours of the existence of any claim and (b) the party required to Hold Harmless is thereby prejudiced, the party required to Hold Harmless shall be relieved of its Hold Harmless obligations under this Agreement.

          12.3.2    Selection of Counsel.    The party required to Hold Harmless shall be entitled to select counsel (reasonably acceptable to the other party, but counsel of the insurance carrier of the party required to Hold Harmless shall be deemed satisfactory). Notwithstanding anything to the contrary in the preceding sentence, (a) the party required to be held harmless shall be entitled to approve the other party's choice of counsel or select their own counsel and be represented by such counsel; and (b) if the party required to be held harmless selects its own counsel, then such counsel shall consult with (but not be controlled by) the other party's counsel, and each party shall pay fifty percent (50%) of the reasonable attorneys' fees of the party required to be held harmless.

          12.3.3    Settlement.    Franchisee may, with the consent of the Landlord and City, which consent shall not be unreasonably withheld, settle the claim, except that no consent by Landlord and City shall be required as to any settlement by which (a) Franchisee procures (by payment, settlement, or otherwise) a release of the Landlord and City pursuant to which Landlord and City is not required to make payment whatsoever to the third party making the claim, (b) neither the Landlord or City nor the Franchisee acting on behalf of the party to be held harmless make any admission of liability, and (c) the continued effectiveness of the Agreement is not jeopardized in any way.

          12.4    Indemnity.    Franchisee shall indemnify and defend Landlord and City, its boards, commissions, officers, agents, and employees, and any and all other public agencies, and their members, officers, agents, and employees, against any and all liabilities for injury to or death of any person or any damage to any property caused by Franchisee. Franchisee's officers, agents, or employees, in the construction, operation, or maintenance of its property interests, or arising out of the exercise of any right or privilege under this Agreement, including Landlord and City's reasonable attorneys fees.

13.0    Right Of Contest

        Notwithstanding anything to the contrary in this Agreement, Franchisee shall have the right to contest, at its sole expense, by appropriate legal proceedings diligently conducted in good faith, the amount or validity of any Tax or Fee imposed by Law; or Prohibited Lien; the valuation, assessment or reassessment (whether proposed or final) of the Premises for purposes of real estate taxes; the validity of any Law or the application of any Law to the Premises, or the validity or merit of any claim against which Franchisee is required to Indemnify Landlord under this Agreement. Franchisee shall give Landlord written notice thereof prior to the commencement of any such contest, which shall be at least thirty (30) days notice prior to delinquency. Franchisee may defer payment of the contested Tax or Fee or compliance with the contested Law or performance of any other contested obligation pending the outcome of such contest, provided that such deferral does not subject the Premises to any material risk of imminent forfeiture or subject Landlord to any material risk of criminal liability and provided Franchisee protects Landlord, on demand, by a good and sufficient surety bond against such tax, levy assessment, rate or government charge and from any costs, liability or damage arising out of such contest. Landlord shall not be required to join in any such contest or proceeding unless a Law shall require that such proceedings be brought in the name of the Landlord or owner of the Fee Estate. In such case, Landlord shall cooperate with Franchisee so as to permit such proceeding to be brought in Landlord's name. Franchisee shall pay all costs and expense (including attorneys' fees) incident to such proceedings. Franchisee shall Hold Harmless Landlord against such contest. Franchisee shall be entitled to any refund of any Tax or Fee (and penalties and interest paid by Franchisee) based upon Franchisee's prior overpayment of such Tax or Fee. Upon termination of Franchisee's contest of a Tax or Fee, Franchisee shall pay the amount of such Imposition (if any) as has been finally determined in such proceedings to be due, together with any costs, interest, penalties or other liabilities in connection with such Tax or Fee. Upon final determination of Franchisee's contest of law, Franchisee shall comply with such final determination. Nothing shall prevent the City, as a governmental unit, the right to intervene in matters involving a Tax or a Fee levied or collected by the City as a governmental unit.

14.0    Insurance

        14.1    Franchisee to Insure.    Franchisee shall, at Franchisee's sole cost and expense, during the Term, maintain the following insurance (or its then reasonably available equivalent):

          14.1.1    Casualty.    Casualty insurance providing coverage for the Premises and all equipment, fixtures, and machinery at or in the Premises, against loss, damage, and destruction by fire and other hazards encompassed under broad form coverage as may be customary for like property (but Franchisee shall in no event be required to maintain earthquake or war risk insurance) from time to time during the Term, in an amount not less than eighty percent (80%) of the actual cash insurable value of the insurable buildings, structure, improvements and equipment (excluding excavations and foundations) located at the Premises, but in any event sufficient to avoid co-insurance in the event of a partial loss.

          14.1.2    Liability.    General public liability insurance against claims for personal injury, death or property damage occurring upon, in, or about the Premises of the Franchisee, and adjoining streets as passageways. The coverage under all such liability insurance shall be at least THREE MILLION DOLLARS ($3,000,000.00) in regard to any one occurrence for injury or death to persons or property damage and ONE MILLION DOLLARS ($1,000,000.00) per person per occurrence, and ONE HUNDRED THOUSAND DOLLARS ($100,000.00) in property damage liability.

          14.1.3    Other.    Such other insurance as Franchisee determines appropriate in the exercise of Franchisee's reasonable business judgment.

        14.2    Nature of Insurance Program.

          14.2.1    Additional Insured.    To the extent consistent with ordinary insurance practices, liability insurance policies shall name as additional insured Landlord.

          14.2.2    Primary Coverage.    All policies shall be written as primary policies not contributing with or in excess of any coverage that Landlord may carry.

          14.2.3    Franchisee's Acts or Omissions.    Each policy shall include, if available without additional cost, a provision that any act or omission of Franchisee shall not prejudice any party's rights (other than Franchisee's) under such insurance coverage.

          14.2.4    Contractual Liability.    Policies of liability insurance shall contain contractual liability coverage relating to Franchisee's Hold Harmless obligations under this Agreement.

          14.2.5    Insurance Carrier Standards.    Each insurance carrier shall be authorized to do business in the State and each domestic insurer shall have a "Best's" rating of at least A. Unrated international insurance carriers may be utilized by Franchisee only with the prior approval of Landlord, which approval shall not be unreasonably withheld; provided that the Lloyd's of London Association is approved by the Landlord.

          14.2.6    Notice to Landlord.    All policies of insurance shall provide by their express terms for thirty (30) days' prior Notice of any cancellation to Landlord.

        14.3    Deliveries to Landlord.    Upon Notice to such effect by Landlord, Franchisee shall deliver to Landlord policies or certificates or certified copies of the insurance policies required by this Agreement, endorsed "Paid" or accompanied by other evidence that the premiums of such policies have been paid, at least ten (10) days before expiration of any then current policy.

        14.4    Blanket and Umbrella Policies.    Franchisee may provide any insurance required by this Agreement pursuant to a "blanket" or "umbrella" insurance policy, provided that (a) such policy or a certificate of such policy shall specify the amount(s) of the total insurance allocated to the Premises, which amount(s) shall not be subject to reduction on account of claims made with respect to the other properties and (b) such policy otherwise complies with this Agreement.

        14.5    Waiver of Certain Claims.    To the extent that Landlord or Franchisee purchases any hazard insurance relating to the Premises, the party purchasing such insurance shall attempt to cause the insurance carriers to agree to a Waiver of Subrogation. If any insurance policy cannot be obtained with a Waiver of Subrogation, or a Waiver of Subrogation is obtainable only by the payment of an additional premium, then the party undertaking to obtain the insurance shall give Notice of such fact to the other party. The other party shall then have ten (10) Business Days after receipt of such Notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will issue the insurance with a Waiver of Subrogation at no additional costs, or to agree to pay the additional premium if such a policy can be obtained only at additional cost. To the extent that the parties actually obtain insurance with a Waiver of Subrogation, the parties release each other, and their respective authorized representatives, from any claims for damage to any person or the Premises that are caused by or result from risks insured against under such insurance policies, but only to the extent of the available insurance proceeds.

        14.6    No Representation of Adequate Coverage.    Neither party shall make any representation, or shall be deemed to have made any representation, that the limits, scope, or form of insurance coverage specified in this Section are adequate or sufficient.

15.0    Damage Or Destruction Of Improvements

        The damage, destruction, or partial destruction of any building or other improvement that is a part of the leased Premises shall not release Franchisee from any obligation under this Lease Agreement. In case of damage to or destruction to any such building or improvement, Franchisee shall at its own expense promptly repair and restore it to a condition as good or better than that which existed prior to the damage or destruction. Without limiting the obligations of Franchisee, it is agreed that the proceeds of any insurance covering damage or destruction shall be made available to Franchisee for repair or replacement.

16.0    Condemnation

        16.1    Substantial Condemnation.    If a Substantial Condemnation of the Premises shall occur, then this Agreement shall terminate as of the effective date of such Substantial Condemnation, and the Rent shall be apportioned accordingly. The proceeds of the Substantial Condemnation shall be allocated between Landlord and Franchisee as follows: (a) first, Franchisee shall be entitled to receive such portion of the awards, with interest, as shall equal the value of the Leasehold Estate, as an operating business, including all improvements located on the Premises; (b) second, Landlord shall, subject to the rights of Mortgagees, be entitled to receive such portion of the award, with interest, as shall equal the value of the Fee Estate subject to this Agreement; and (c) third, Franchisee shall be entitled to receive the entire balance of any such award or awards remaining after application of Condemnation proceeds pursuant to clauses (a) and (b). All determinations of value required by the preceding sentence shall be made as if the Condemnation had never occurred, the Leasehold Estate had not been terminated, and the Agreement had continued for all Renewal Terms except to the extent that Franchisee determines that Franchisee would have elected not to exercise any future Renewal Option(s) not already exercised or deemed exercised at the effective date of Condemnation.

        16.2    Insubstantial Condemnation.    If an Insubstantial Condemnation shall occur, then any award or awards shall be applied first to repair, restoration or reconstruction of any remaining part of the improvements not so taken. Franchisee shall perform such repair, restoration or reconstruction in accordance with applicable requirements of this Agreement. The balance of any such award or awards remaining after the repair, restoration or reconstruction proceeds of a Substantial Condemnation affecting only the portion of the Premises take.

        16.3    Temporary Condemnation.    If a Temporary Condemnation shall occur with respect to the use or occupancy of the Premises for a period greater than ninety (90) days, then Franchisee shall, at its option, be entitled to terminate this Agreement and all obligations hereunder, effective as of the commencement date of the Temporary Condemnation. If the Temporary Condemnation relates to a period of ninety (90) days or less, or if a Franchisee does not elect to terminate this Agreement, then all proceeds of such Temporary Condemnation (to the extent attributable to periods within the Term) shall be paid to Franchisee and Franchisee's obligations under this Agreement shall not be affected in any way.

        16.4    Other Government Action.    In the event of any action by any Government not resulting in a Condemnation by creating a right to compensation, such as the changing of the grade of any street upon which the Premises abut, then this Agreement shall continue in full force and effect without reduction or abatement of Rent and Franchisee shall be entitled to receive the award or payment made in connection with such action.

        16.5    Assignment of Condemnation Proceeds.    Landlord hereby assigns to a Depository selected for such purpose, who shall have the right to receive, and there shall be paid to such Depository, the entire amount of any awards or other sums received, whether by Landlord or Franchisee, as compensation as a result of any Condemnation. Such awards to be paid to such Depository shall include: (a) all awards made on account of any improvements that are the subject of a Condemnation, whether or not the value of such improvement is the subject of a separate award or otherwise separately determined by the Condemnation authority; and (b) the full value of the land that is the subject of the Condemnation. All such proceeds shall be applied and disbursed in accordance with this Section.

        16.6    Settlement or Compromise.    Landlord shall not settle or compromise any Condemnation award affecting the leased Premises without consent by Franchisee. Franchisee shall be entitled to appear in such proceeding and claim such share of the award as it is entitled to receive pursuant to the terms of this Agreement. Subject to the terms of Mortgage, any Mortgagee shall also be entitled to appear in such proceedings and empowered to participate in any settlement, arbitration or other proceeding involving any Condemnation. Landlord shall have no right to participate in any proceeding regarding a Temporary Condemnation unless either (a) Franchisee elects to terminate this Agreement on account of the Temporary Condemnation or (b) Franchisee is not legally permitted to participate in such proceeding. In the latter case, and as it affects the leased Premises, Landlord shall participate in such proceedings in accordance with Franchisee's instructions, all at Franchisee's expense and using counsel selected, instructed and paid by Franchisee.

        16.7    Prompt Notice.    If either party becomes aware of any Condemnation or threatened or contemplated Condemnation, then such party shall promptly give Notice to the other party.

17.0    Transfers/Sales By Landlord.

        Franchisee hereby grants to Landlord a right of first refusal to purchase the property interests of Franchisee in the real estate described in exhibit "B". Franchisee agrees that if, at any time during the term of the agreement or within one (1) year thereafter, Franchisee determines that it is entitled to convey any of the property that is the subject of this Agreement, and if Franchisee receives from a third party a bonafide offer to purchase all or any portion of said property, then Franchisee, before accepting the offer, shall send the City of LaGrange two (2) copies of a contract for the sale of the property involved, or any portion thereof, upon provisions and conditions identical to the offer, received by the Franchisee. Franchisee shall execute both copies of the offer and transmit them to City together with a written notification of the intention of Franchisee to accept the offer embodied in the contract, if the offer is not accepted by City. City shall then have the right, within ten (10) Business Days of receipt of the contract and the written notice, to elect to purchase the property or portion of the property, which is the subject of the offer on the provisions and conditions set forth in the contract. In the event City elects to accept the offer embodied in the contract, then City must do so by executing one (1) copy of the contract and returning it to Franchisee within said period.

        If the City does not accept the offer embodied in the contract within the said period, then the offer shall be deemed to be withdrawn and Franchisee shall be free for a period of ninety (90) days from the expiration of the said ten (10) Business Day period to sell the property or part of the property, as the case may be, to a third party on provisions and conditions not less favorable to Franchisee then those set forth in the contract provided to City for the remaining duration, if any, of the purchase option time frame. Such sale will be free and clear of this right of first refusal. In the event the property is not sold to a third party within the ninety (90) day period, then any further offer to purchase all or any portion of the property must first be submitted to the City in accordance with the provisions of this Agreement.

        This right of first refusal shall be binding upon and inure to the benefit of the City and Franchisee and their respective legal representatives, heirs, successors, and assigns.

18.0    Transfers By Franchisee

        Franchisee is a Limited Liability Corporation and its members may be altered pursuant to the laws of the State of Missouri. No approval of the City is required for member charges to the LLC.

19.0    Franchisee's Right To Mortgage

        19.1    Franchisee may encumber by mortgage or deed of trust, or other proper instrument, its leasehold interest and estate in the leased Premises, together with all buildings and improvements placed by Franchisee on the premises, as security for any indebtedness of Franchisee. The execution of any mortgage, or deed of trust, or other instrument, or the foreclosure of any mortgage, or deed of trust, or other instrument, or any sale, either by judicial proceedings, conveyance by Franchisee to the holder of the indebtedness, or the exercising of any right, power, or privilege reserved in any mortgage or deed of trust, shall not be held as a violation of any of the terms of conditions of this lease agreement, or as an assumption by the holder of the indebtedness personally of the obligations of this lease agreement. No encumbrance, foreclosure, conveyance, or exercise of right shall relieve Franchisee from its liability under this agreement.

        19.2    If Franchisee shall encumber its leasehold interest and estate in the leased Premises, then the Franchisee shall, within ten (10) days of such encumbrance, whether executed by Franchisee, or executed by someone on behalf of Franchisee, including, but not limited to mechanics liens, Franchisee shall notify the Landlord of the nature, considerations secured by such Landlord, and name, address, and telephone number of the creditor of Franchisee, and shall give to Landlord a true and accurate copy of the documentation encumbering such property. If Franchisee or the holder of the indebtedness secured by the encumbrance shall give notice to Landlord of the existence of the encumbrance and the address of the holder, then Landlord will mail or deliver to the holder, at such address, a duplicate copy of all notices in writing which Landlord may, from time to time, give to or serve on Franchisee under and pursuant to the terms and provisions of this lease agreement. The copies shall be mailed or notices are given to or served on Franchisee. The holder may, at its option, at any time before the rights of Franchisee shall be terminated as provided in this lease agreement, pay any of the rents due under this lease agreement, or pay any taxes and assessments, or do any other act or thing required of Franchisee by the terms of this lease agreement, or do any act or thing that may be necessary and proper to be done in the observance of the covenants and conditions of this lease agreement or to prevent the termination of this lease agreement. All payments so made and all things so done and performed by the holder shall be as effective to prevent a foreclosure of the right of Franchisee thereunder as the same would have been if done and performed by Franchisee.

20.0    Warranties Of Title And Quiet Enjoyment

        Landlord covenants that Landlord is or will be seized of the leased Premises in fee simple and has full right to make and enter into this Agreement. Landlord covenants that, so long as Landlord has not terminated this Agreement on account of an Event of Default by Franchisee, as defined in Section 25, herein, Franchisee shall and may peaceably and quietly have, hold and enjoy the premises for the Term without molestation or disturbance by or from Landlord or anyone claiming by or through Landlord or having title to the Premises paramount to Landlord, and free of any encumbrance created or suffered by Landlord, except Permitted Exceptions.

21.0    Representations And Warranties

        Landlord represents and warrants to Franchisee that the following facts and conditions exist and are true as of the Signing Date and, to the extent specifically so stated, will remain true throughout Term. In addition, Franchisee makes, for the benefit of Landlord, certain reciprocal representations and warranties as set forth below.

        21.1    Due Authorization and Execution.    Landlord has full right, title, authority and capacity to execute and perform this Agreement, and any other agreements and documents to which Landlord is a party and referred to or required by this Agreement (collectively, the "Documents"); the execution and delivery of the Documents has been duly authorized by all requisite action of the Landlord; the Documents constitute valid and binding obligations of Landlord; neither the execution of the Documents, nor the consummation of the transactions contemplated thereby, violates any agreement (including Landlord's organizational documents), contract or other restriction to which Landlord is a party or is bound. Franchisee makes a reciprocal warranty and representation to Landlord. Both parties' representations and warranties contained in this paragraph shall continue to apply in full force and effect throughout the Term as if made continuously through the Term.

        21.2    No Litigation.    There is no pending litigation, suit action or proceeding before any court or administrative agency nor has Landlord received any formal notice of any threatened litigation, suit, action or proceeding before any court or administrative agency affecting the Premises or attacking the validity of the Agreement or the Landlord's execution delivery and performance of the Agreement or that would adversely affect the Landlord's Agreement of the Premises to Franchisee or materially impair the Franchisee's ability to develop and operate the Premises as contemplated herein.

        21.3    No Pending Improvements.    Landlord is not a party to any outstanding contracts for any improvements to the Premises, nor does any person have the right to claim any mechanic's or supplier's lien arising from any labor or materials furnished to the Premises.

        21.4    No Other Franchisees.    At the Signing Date Franchisee is the only Franchisee of the Premises.

        21.5    Representations and Warranties in Agreement to Lease.    All of Landlord's representations and warranties set forth herein are true and correct as of the Signing Date. Franchisee makes a reciprocal warranty and representation to Landlord as to the truth and correctness of Franchisee's representations and warranties herein.

22.0    Late Payment

        If Franchisee makes any payment required under this Agreement more than seven (7) days after such payment is first due and payable, then in addition to any other remedies Landlord may have under this Agreement and without reducing or adversely affecting any of Landlord's other rights and remedies, Franchisee shall pay Landlord interest on such late payment at an interest rate equal to the Prime Rate plus five percent (5%), beginning on the day payment was first due and payable and continuing until the date when Franchisee actually makes such payment. Failure to pay such interest shall be deemed a failure to make the late payment and, in such event, payment without interest shall not cure any applicable Monetary Default.

23.0    Default By Franchisee; Remedies

        23.1    Definition of "Event of Default".    The term "Event of Default" shall mean and refer to the occurrence of any one or more of the following circumstances:

          23.1.1    Monetary Default.    A Monetary Default shall occur when the Franchisee fails to pay any Rent or compensation pursuant to this Lease Agreement and such default shall continue for fifteen (15) days after Landlord has given Franchisee Notice of such Default, specifying in reasonable detail the amount of money required to be paid by Franchisee and the nature of such payment.

          23.1.2    Non-Monetary Default.    A Non-Monetary Default shall occur when the Non-Monetary Default shall continue and not be remedied by Franchisee within ninety (90) days after Landlord shall have delivered to Franchisee a Notice describing the same in reasonable detail, or, in the case of a Non-Monetary Default that cannot with due diligence be cured within ninety (90) days from such Notice, when Franchisee shall not (a) within ninety (90) days from Landlord's Notice advise Landlord of Franchisee's intention to take all reasonable steps necessary to remedy such Non-Monetary Default, (b) duly commence the cure of such Non-Monetary Default within such period, then diligently prosecute to completion the remedy of the Non-Monetary Default and (c) complete such remedy within a reasonable time under the circumstances.

        23.2    Remedies.    Upon occurrence of an Event of Default and upon compliance with Sections 23.1.1 and 23.1.2, Landlord may exercise any or all of the following remedies, and any other remedies provided for under this Agreement or available by applicable law, all of which shall be cumulative: (a) Landlord shall have the right to proceed by appropriate judicial proceeding, either at law or in equity, to enforce performance or observance by Franchisee of the applicable provision of this Agreement and/or to recover damages to the extent arising against Franchisee for breach of this Agreement; and/or (b) Landlord may give Franchisee a Notice of termination of this Agreement which shall be effective ten (10) days from the date of service of such Notice. Unless the Default is cured within ten (10) days from service of such Notice, this Agreement, the Leasehold Estate and the Franchise Term shall terminate and Landlord shall retake possession of the leased Premises and all rights of Franchisee shall come to an end with the same effect as if that day were the expiration date of this Agreement. Franchisee shall peaceably and quietly yield up and surrender to Landlord the leased Premises. Franchisee shall, within thirty (30) days of the Termination Date, at its expense, and upon Landlord's request, remove such portions of the Gaming Facilities and Casino Support Facilities, if any, from the leased Premises as Landlord specifies.

        23.3    Re-entry.    Upon the occurrence of an Event of Default and the termination of this Agreement as provided in this Section, Landlord, or Landlord's agents and employees, may re-enter the leased Premises, or any part of the leased Premises, either by summary dispossess proceedings or by any suitable action or proceeding at law, or by force (to the extent permitted by Law) or otherwise, without being liable to indictment, prosecution or damages, and may repossess the same, and may remove any person from the leased Premises, all so that Landlord may have, hold and enjoy the leased Premises. Landlord's right of re-entry, described above, shall not apply to the Riverboat Casino, or any Premises to which Franchisee holds fee title.

        23.4    Pending Dispute Regarding Event of Default.    Notwithstanding anything to the contrary in the foregoing remedies provided for Landlord under this Agreement, if Franchisee shall have given Landlord Notice before termination of this Agreement that Franchisee contests Landlord's determination that an Event of Default has occurred, then Landlord shall not disturb Franchisee's possession of the leased Premises, Franchisee shall be entitled to remain in possession of the leased Premises under this Agreement, and the Term shall be deemed to continue, so long as: (a) Franchisee continues to pay Landlord the Rent provided for in this Agreement and continues to perform such other obligations under this Agreement as are not in dispute; and (b) no final order or judgment terminating the Agreement or Franchisee's possession thereunder has been entered by a court of competent jurisdiction.

24.0    Termination

        Upon the Termination Date, all improvements constituting part of the leased Premises (other than (a) the signs bearing any trademark, service mark, or Franchisee's name or any other affiliate or subsidiary of Franchisee all of which Franchisee may remove; and (b) the Gaming Facilities) shall become Landlord's property (subject to Permitted Exceptions as City as Landlord in its discretion shall designate), and Landlord and Franchisee shall have the rights and obligations set forth in this Section.

        24.1    Possession.    Franchisee shall deliver to Landlord possession of the leased Premises in as good a condition and state of repair, ordinary wear excepted.

        24.2    Utility and Other Deposits.    To the extent that Franchisee shall have delivered any deposit to any utility companies or other providers of service for the leased Premises, and such deposits are not separately refunded to Franchisee, Landlord shall pay Franchisee an amount equal to such deposits.

        24.3    Miscellaneous Assignments.    Franchisee shall assign to Landlord, without recourse, all assignable licenses and permits affecting the leased Premises and all assignable contracts, warranties, and guarantees then in effect relating to the leased Premises, other than any to which Franchisee or its partners or their subsidiaries or affiliates are a party.

        24.4    Personal Property and Equipment.    Upon termination of this Agreement, Franchisee shall have the right to remove all personal property and equipment that is not attached to the leased Premises. All personal property belonging to Franchisee and left on the leased Premises shall be deemed abandoned thirty (30) days after the termination of this Agreement, at the option of Landlord.

25.0    Waivers

        No Waiver by Silence. Failure of either party to complain of any act or omission on the part of the other party shall not be deemed a waiver by the non-complaining party of any of its rights under this Agreement. No waiver by either party at any time, express or implied, of any breach of any provision of this Agreement shall be a waiver of a breach of any other provision of this Agreement or a consent to any subsequent breach of the same or any other provision. No acceptance by Landlord of any partial payment shall constitute an accord or satisfaction, but shall only be deemed a part payment on account.

26.0    Casino Development Restriction

        While this Agreement and its extensions are in effect, Landlord shall not grant a riverboat casino license/franchise to another to operate on riverfront property within the city limits of LaGrange. The regulatory or zoning authority of the City of LaGrange shall not be deemed "control" for purposes of this section. The above is subject to the provisions of Section 5.3, Remedy for Franchisee's Failure to Operate a Riverboat Casino or Dockside Barge Casino.

        For purposes of this Section 26, the term "gaming facility, dockside casino or casino operation" shall not be deemed to include bingo, lottery or video lottery games.

        So long as Franchisee is operating a Gaming Facility from or on the Premises, Franchisee agrees not to operate a Gaming Facility at another site within Fifty (50) miles of the City of LaGrange. This provision is not intended to restrict Franchisee's ability to expand Gaming Facilities on the Premises or any land deemed to be part of the Premises now or by future acquisition of land within the City of LaGrange, Missouri.

        In the event the laws of the State are changed so as to permit land-based casinos and Landlord has property it intends to sell, lease or make available for land-based casino operation, Franchisee shall be given the right of first refusal to acquire said property at a price and terms no less favorable than the price and terms offered to interested third parties, subject in all respects to requiring those matters to be open to public bid, requests for proposals and similar public access.

27.0    Community Opportunity For Employment Plan

        Franchisee agrees to use its best efforts to, in good faith: (a) seek to employ in its operations, at all levels, qualified individuals living in the City of LaGrange, (b) contract with local vendors to the extent possible and insofar as service availability, cost competitiveness and service quality will allow; and (c) provide training in the City of LaGrange for individuals to be employed in the Casino Support Facilities and Gaming Facilities operations. This section shall not grant a cause of action by any individual under a claim of third party beneficiary status, against the parties herein.

28.0    Subletting

        28.1    Franchisee's Right to Sublet.    Franchisee may enter into a Sublease, extend, renew or modify any Sublease, consent to any sub-subleasing (or further levels of subleasing; all of which shall be within the defined term "Sublease", and the occupant thereunder shall be deemed "Subtenants"), terminate any Sublease or evict any Subtenant, all with Landlord's consent, which shall not be unreasonably withheld; provided however, that Franchisee agrees not to sublet or otherwise license the parking facilities. Franchisee agrees to give Landlord thirty (30) days prior written Notice before entering any Sublease of the leased Premises and notice of any termination of any sublease of the leased Premises and Landlord agrees to pass upon such request within said thirty (30) days. Franchisee shall also provide Landlord a fully executed copy of any Sublease. Nothing in this section shall prevent City as Landlord from submitting its bid or making an offer on any sublease. Franchisee shall provide prior to entering any sublease, as part of its prior written notice, the following information to Landlord regarding the sublessee:

              i.  The sublessee's name, business address and business telephone number;

             ii.  An identification of any business, including, if applicable, the state of incorporation or registration, in which the sublessee has an equity interest. If the sublessee is a corporation, partnership or other business corporation, partnership or other business entity, the sublessee shall identify any other corporation, partnership or business entity in which it has an equity interest, including, if applicable, the state of incorporation or registration. This information need not be provided by a corporation, partnership or other business entity that has a pending registration statement filed with the Federal Securities and Exchange Commission;

            iii.  Whether the sublessee has been indicated, convicted or pleaded guilty or nolo contendere, concerning any criminal offense under the laws of any jurisdiction, either felony or misdemeanor, except for traffic violations, including the date, the name and location of the court, arresting agency and prosecuting agency, the case number, the offense, the disposition and the location and length of incarceration;

            iv.  A description of the product or service to be supplied by the sublessee for a supplier's license.

        28.2    Conditions of Subleases.    The term of any Sublease (including renewal options) shall not extend beyond the Term (including only any renewal options previously exercised by Franchisee or that Franchisee agrees, in the Sublease, to exercise). If Franchisee enters into any Sublease of the leased Premises, then each Sublease shall be subordinate to the Lease, and shall contain provisions in form and substance substantially as follows, and each Subtenant by executing its Sublease shall be deemed to have agreed to the following (the term "Sublandlord" to be defined in the Sublease to refer to Franchisee as Sublandlord under the Sublease):

        Subtenant agrees that if, by reason of a Default under any underlying lease (including any underlying lease through which Sublandlord derives its leasehold estate in the leased subpremises), such underlying lease and the leasehold estate of Sublandlord in the leased subpremises is terminated, then Subtenant, at the option and request of the fee owner of the leased subpremises (the "Fee Landlord"), shall attorn to such Fee Landlord and shall recognize such Fee Landlord as Subtenant's direct Landlord under this Sublease. Subtenant agrees to execute and deliver, at any time and from time to time, upon the request of Sublandlord or of the Fee Landlord or mortgagee or either, any instrument that may be necessary or appropriate to evidence such attornment. Subtenant hereby appoints Sublandlord or such Fee Landlord or such Mortgagee the attorney-in-fact, irrevocable, with full power of substitution, of Subtenant to execute and deliver any such instrument for and on behalf of Subtenant. This appointment is coupled with an interest and is irrevocable. Subtenant waives any statute or rule of law now or subsequently in effect that may give or purport to give Subtenant any right to elect to terminate this Sublease or to surrender possession of the leased subpremises in the event any proceeding is brought by a Fee Landlord to terminate any such underlying lease. Subtenant agrees that this Sublease shall not be affected in any way whatsoever by such proceeding.

        28.3    No Release of Franchisee Upon Sublease.    No Sublease shall affect or reduce any obligation of Franchisee or rights of Landlord under this Lease. All obligations of Franchisee under this Agreement shall continue in full force and effect notwithstanding any Sublease.

        28.4    Assignment of Rents.    Franchisee hereby assigns, transfers and sets over to Landlord all of Franchisee's right, title, and interest in every Sublease entered into by Franchisee from time to time, together with all sub rents or other sums of money due and payable under such Sublease, and all security deposited with Franchisee under such Sublease. Such assignment shall, however, become effective and operative only if this Agreement shall expire or be terminated or cancelled, or if Landlord re-enters or takes possession of the Premises pursuant to this Agreement.

29.0    Miscellaneous

        29.1    Reasonableness.    Wherever this Agreement states that approval by either party shall not be unreasonably withheld: (a) such approval shall not be capriciously or arbitrarily delayed or conditions; and (b) no withholding of approval shall be deemed reasonable unless withheld by Notice specifying grounds which are definite, certain and appropriate under the circumstances, in definite and certain detail, for such withholding of approval, and indicating specific changes which are definite, certain and appropriate under the circumstances in the proposal under consideration that would cause such proposal to acceptable.

        29.2    City Obligations Under Law.    No provision in this Agreement shall be interpreted to impair the City as Landlord's obligation to perform their zoning and regulatory functions as required by law or any other function or duty imposed by law.

        29.3    Documents in Recordable Form.    Wherever this Agreement requires either party to deliver to the other a document in recordable form, both parties shall be deemed to have consented to the recording of such document, as the sole expense of the party that elects to record it.

        29.4    Further Assurances.    Each party agrees to execute and deliver such further documents and perform such further acts, as may be reasonably necessary to achieve the intent of the parties with respect to Franchisee's leasing of the Premises from Landlord, as paragraph, upon request at any time or from time to time either party shall execute and deliver to the other: (a) additional counterparts of this Agreement or any related document, provided such additional counterparts are prepared at the expense of the party requesting them; and (b) such documentation as any title insurance company shall require to evidence such matter as due formation, authorization and execution of the Agreement on the part of the party to whom the request is made.

        29.5    Performance Under Protest.    If at any time a dispute shall arise as to the amount of any payment to be made by one party to the other under this Agreement, then the party against whom the obligation to pay is asserted shall have the right to make payment "under protest". Such payment shall not be regarded as a voluntary payment. The party making the payment shall continue to have the right to institute suit for recovery of such sum. To the extent that it shall be determined that the party making the payment "under protest" was not required to make such payment, such party shall be entitled to recover such sum or so much of such sum as such party was not legally required to pay pursuant to this Agreement, together with interest on such overpayment at the Prime Rate.

        29.6    No Third Party Beneficiaries.    Nothing in this Agreement shall be deemed to confer upon any person (other than Landlord or Franchisee) the right to insist upon, or to enforce against Landlord or Franchisee, the performance or observance by either party of its obligations under this Agreement.

        29.7    Interpretation.    No inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement. The parties have both participated substantially in the negotiation, drafting and revision of this Agreement with representation by counsel and such other advisers as they have deemed appropriate. Material in brackets constitutes parenthetical material within other parenthetical material and is intended to be part of this Agreement. The words "include" and "including" shall be construed to be followed by the words, "without limitation".

        29.8    Delivery of Drafts.    Neither Landlord nor Franchisee shall be bound by this Agreement unless and until each party shall have executed at least one counterpart of this Agreement and delivered such executed counterpart to the other party. The submission of draft(s) of this Agreement or comment(s) on such drafts shall not bind either party in any way and such draft(s) and comment(s) shall not be considered in interpreting this Agreement.

        29.9    Captions.    The captions of this Agreement are for convenience and reference only and in no way affect this Agreement.

        29.10    Cumulative Remedies.    The remedies to which either party may resort under this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may lawfully be entitled in the event of any breach or threatened breach by the other party of any provisions of this Agreement.

        29.11    Right of Injunction.    In the event of a breach by either party of any of its obligations under this Agreement, the other party shall have the right to obtain an injunction, in addition to the rights and remedies provided for under this Agreement.

        29.12    Entire Agreement.    This Agreement contains all the terms, covenants and conditions relating to Franchisee's leasing of the Premises.

        29.13    Amendment.    Any modification or amendment to this Agreement must be in writing approved by the appropriate legislative body of the Landlord and be signed by Landlord and Franchisee. Modifications or amendments of this Agreement executed by either party may be exchanged and delivered by facsimile transmission and shall be effective upon such transmission. The parties shall promptly exchange original signature counterparts of amendments executed by either party and initially exchanged and delivered by facsimile transmission.

        29.14    Partial Invalidity.    If any term or provision of this Agreement, or the application of such term or provision to any party or circumstance, shall to any extent be invalid or unenforceable, then the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected by such invalidity and each remaining term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. The invalidity of any portion of this ordinance shall not abate, reduce, or otherwise affect any consideration or other obligations required of Franchisee.

        29.15    Successors and Assigns.    This Agreement shall bind and benefit Landlord and Franchisee and their successors and assigns, but the foregoing shall not limit or supersede any transfer restrictions contained in this Agreement.

        29.16    Governing Law.    This Agreement and its interpretations and performance shall be governed, construed and regulated by the laws of the State of Missouri, without regard to principles of conflict of laws.

        29.17    Obligation to Perform.    Wherever this Agreement requires either party to perform any obligation, such party shall be entitled to discharge such obligation by causing it to be performed by some other person, but the foregoing shall in no way limit, restrict or excuse Landlord's or Franchisee's obligations under this Agreement or the restrictions on assignment, conveyance or transfer contained in this Agreement.

        29.18    Counterparts.    This Agreement may be executed in counterparts.

        29.19    Time Periods.    Whenever this Agreement requires either party to perform any action within a specified period or requires that a particular event occur within a specified period, if the last day of such period is not a Business Day then the period shall be deemed extended through the close of business on the first Business Day following such period as initially specified. This paragraph shall in no event delay or defer the effective date of any Rent adjustment or the commencement of any period with respect to which interest on a payment shall accrue. Time is of the essence of this Agreement, and of each and every covenant, term, condition, and provision of this lease Agreement.

        29.20    Dockside Casino.    If, subsequent to the execution of this Agreement, a dockside casino is permitted under applicable Law, Franchisee may propose to Landlord the substitution of a dockside casino for any Gaming Facility or the addition of a dockside casino. Such proposal shall be in writing and shall include plans and specifications for the dockside casino. Landlord will have thirty (30) days to review the proposal and give Franchisee Notice approving or disapproving the substitution or deletion. If approved, the substituted or additional dockside casino shall be deemed to be a Gaming Facility and a Dockside Barge Casino for all purposes of this Agreement and the Agreement shall continue in effect as originally written, subject only to the changes approved by Landlord.

        29.21    Abandonment of Premises.    Franchisee shall not vacate or abandon the leased Premises at any time during the term of this Agreement. If Franchisee abandons, vacates, or surrenders the leased Premises, or is dispossessed by process of law, or otherwise, any personal property belonging to Franchisee and left on the premises shall be deemed to be abandoned, at the option of Landlord, except such property as may be encumbered to Landlord.

        29.22    City Ordinances not to Target Franchisee.    City agrees that it will not adopt any revenue ordinance targeting Franchisee, or levy any personal or property taxes or assessments, which increase only Franchisee's taxes. City shall not adopt any new gaming taxes while this Agreement, or its consecutive renewals are in effect. This prohibition shall not apply to currently existing real and personal property taxes and current existing rules and merchant fees. This provision shall not restrict the City from general property tax increases, which may, in addition to affecting Franchisee, affect other commercial enterprises within the City of LaGrange. This provision is entered to prohibit taxes, tax issuances, or fees that either by design or result, impact primarily upon the casino gaming operation to alter the two percent (2%) of gross revenues to be received pursuant to the law of the State of Missouri by the City of LaGrange, and the One Dollar ($1.00) per person admission fee as provided by the laws of the State of Missouri, to be received by the City of LaGrange.

        29.23    Attorney's Fees.    If any action at law or in equity shall be brought to recover any rent under this lease agreement, or for or on account of any breach of, or to enforce or interpret any of the covenants, terms or conditions of this lease agreement, for the recovery of the possession of the leased Premises, the prevailing party shall be entitled to recover from the other party as part of the prevailing party's costs, reasonable attorney fees, the amount of which shall be fixed by the court and shall be made a part of any judgment or decree rendered.

        29.24    Unavoidable Delay.    The time frames listed herein are extended to the extent the following causes an unavoidable delay to the party herein bound to perform within such time frame, for the period of the unavoidable delay which specifically refers to Acts of God, floods, war, and other causes beyond such party's reasonable control. In no event shall unavoidable delay be deemed to include any delay caused by a person or entity's financial condition.

30.0    Stipulation As To Venue In Lewis County

        For purposes of any litigation arising under or occurring as the result of this Agreement or involving any interpretation of this Agreement or the declaration of a party's rights or obligations hereunder, the parties hereby agree and stipulate to venue for such actions in the Circuit Court of Lewis County, Missouri or, in the event federal jurisdiction is available, the United States District Court for the Eastern District of Missouri, Northern Division.

31.0    Notices

        All Notices shall be in writing and shall be addressed to Landlord and Franchisee as set forth below. Notice shall be (a) delivered by Federal Express or other courier service to the addresses set forth below, in which case they shall be deemed delivered on the date of delivery (or when delivery has been attempted twice, as evidenced by the written report of the courier service) to the addressees set forth below; (b) sent by certified mail, return receipt requested, in which case they shall be deemed delivered three (3) Business Days after deposit in the United States mail, provided that no postal strike is then in effect; or (c) transmitted by facsimile transmission (promptly followed by delivery under option "a" or "b"), in which case they shall be deemed delivered the first Business Day after delivery has been electronically confirmed by the recipient's facsimile machine, as evidenced by the written confirmation produced by the sender's facsimile machine. No Notice shall be effective unless and until a copy of such Notice has been delivered to the intended recipients Mortgagee(s), to the extent such delivery is otherwise required by this Agreement. Either party may change its address, its facsimile machine number, or the name and address of its attorneys by giving Notice in compliance with this Agreement. Notice of such a change shall be effective only upon receipt. Notice given on behalf of a party by any attorney purporting to represent a party shall constitute Notice by such party if the attorney is, in fact, authorized to represent such party. The address and facsimile machine numbers of the parties are:

    City of LaGrange
    Mayor Tim Rossiter
    118 S. Main Street, P.O. Box 266
    LaGrange, MO 63448
    Phone: (573) 655-4930
    Fax: (573) 655-4930

    Jeffrey R. Curl
    City Attorney
    999 Broadway, P.O. Box 1013
    Hannibal, MO 63401
    Phone: (573) 221-7333
    Fax: (573) 221-8824

    Larry Seckington
    Mark Twain Casino
    777 Winner's Circle, P.O. Box 385
    St. Joseph, MO 64502
    Phone: (816) 233-8285
    Fax: (816) 233-8240

    William M. Grace
    P.O. Box 385
    St. Joseph MO 64502

    Ward Sauvage
    8650 W. Tropicana Ave., Suite 208
    Las Vegas, NV 89147-6197

        In witness whereof, each party to this Agreement has caused it to be executed on the date above written.

MARK TWAIN CASINO, LLC
By:	Cardinal Gaming, L.L.C. Member and Manager of MARK TWAIN CASINO, LLC
	By:	/s/ WILLIAM M. GRACE William M. Grace, President of Cardinal Gaming, L.L.C. as authorized Manager of MARK TWAIN CASINO, LLC
By:	SAUVAGE GAS COMPANY, Member and Manager of MARK TWAIN CASINO, LLC
	By:	/s/ WARD SAUVAGE Ward Sauvage, President of Sauvage Gas Company, as authorized Manager of MARK TWAIN CASINO, LLC
CITY OF LaGRANGE, MISSOURI
By:	/s/ TIM ROSSITER Tim Rossiter, Mayor

ATTEST:	/s/ PATTY SPINDLER
Patty Spindler, City Clerk

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  Exhibit 10.99
MASTER REAL ESTATE TRANSFER, FRANCHISE AND LEASE AGREEMENT